EXHIBIT 10.2

RECEIVABLES PURCHASE AGREEMENT

dated as of August 2, 2004

Among

GENLYTE RECEIVABLES CORPORATION, as Seller,

GENLYTE THOMAS GROUP LLC, as Servicer,

JUPITER SECURITIZATION CORPORATION,

BANK ONE, NA (MAIN OFFICE CHICAGO)
as Agent

and

THE GENLYTE GROUP INCORPORATED,
as Provider

i

ii

iii

GENLYTE RECEIVABLES CORPORATION
RECEIVABLES PURCHASE AGREEMENT

This Receivables Purchase Agreement dated as of August 2, 2004 is among Genlyte Receivables Corporation, a Delaware corporation (“Seller”), Genlyte Thomas Group LLC (“Genlyte”), a Delaware limited liability company, as initial Servicer (in such capacity, the “Servicer”), the entities listed on Schedule A to this Agreement (together with any of their respective successors and assigns hereunder, the “Financial Institutions”), Jupiter Securitization Corporation (“Jupiter”), Bank One, NA (Main Office Chicago), as agent for the Purchasers hereunder or any successor agent hereunder (together with its successors and assigns hereunder, the “Agent”) and The Genlyte Group Incorporated, a Delaware corporation (“Provider”).  Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I.

PRELIMINARY STATEMENTS

Seller desires to transfer and assign Purchaser Interests to the Purchasers from time to time.

Jupiter may, in its absolute and sole discretion, purchase Purchaser Interests from Seller from time to time.

In the event that Jupiter declines to make any purchase, the Financial Institutions shall, at the request of Seller, purchase Purchaser Interests from time to time.

Bank One, NA (Main Office Chicago) has been requested and is willing to act as Agent on behalf of Jupiter and the Financial Institutions in accordance with the terms hereof.

ARTICLE I
PURCHASE ARRANGEMENTS

Section 1.1             Purchase Facility.

(a)           Upon the terms and subject to the conditions hereof, Seller may, at its option, sell and assign Purchaser Interests to the Agent for the benefit of one or more of the Purchasers.  In accordance with the terms and conditions set forth herein, Jupiter may, at its option, instruct the Agent to purchase on behalf of Jupiter, or if Jupiter shall decline to purchase, the Agent shall purchase, on behalf of the Financial Institutions, Purchaser Interests from time to time in an aggregate amount not to exceed at such time the lesser of (i) the Purchase Limit and (ii) the aggregate amount of the Commitments during the period from the date hereof to but not including the Facility Termination Date.

(b)           Seller may, upon at least thirty (30) Business Days’ notice to the Agent, terminate in whole or reduce in part, ratably among the Financial Institutions, the unused portion of the Purchase Limit; provided that each partial reduction of the Purchase Limit shall be in an amount equal to $1,000,000 or an integral multiple thereof.

Section 1.2             Increases.  Seller shall provide the Agent with at least two Business Days’ prior notice in a form set forth as Exhibit II hereto of each Incremental Purchase (a “Purchase Notice”).  Each Purchase Notice shall be subject to Section 6.2 hereof and, except as set forth below, shall be irrevocable and shall specify the requested Purchase Price (which shall not be less than $1,000,000) and date of purchase (which, in the case of any Incremental Purchase (after the initial Incremental Purchase hereunder), shall only be on a Settlement Date) and, in the case of an Incremental Purchase to be funded by the Financial Institutions, the requested Discount Rate and Tranche Period.  Following receipt of a Purchase Notice, the Agent will determine whether Jupiter agrees to make the purchase.  If Jupiter declines to make a proposed purchase, Seller may cancel the Purchase Notice or, in the absence of such a cancellation, the Incremental Purchase of the Purchaser Interest will be made by the Financial Institutions.  On the date of each Incremental Purchase, upon satisfaction of the applicable conditions precedent set forth in Article VI, Jupiter or the Financial Institutions, as applicable, shall deposit to the Facility Account, in immediately available funds, no later than 12:00 noon (Chicago time), an amount equal to (i) in the case of Jupiter, the aggregate Purchase Price of the Purchaser Interests Jupiter is then purchasing or (ii) in the case of a Financial Institution, such Financial Institution’s Pro Rata Share of the aggregate Purchase Price of the Purchaser Interests the Financial Institutions are purchasing.

Section 1.3             Decreases.  Seller shall provide the Agent with prior written notice in conformity with the Required Notice Period (a “Reduction Notice”) of any proposed reduction of Aggregate Capital from Collections.  Such Reduction Notice shall designate (i) the date (the “Proposed Reduction Date”) upon which any such reduction of Aggregate Capital shall occur (which date shall give effect to the applicable Required Notice Period), and (ii) the amount of Aggregate Capital to be reduced which shall be applied ratably to the Purchaser Interests of Jupiter and the Financial Institutions in accordance with the amount of Capital (if any) owing to Jupiter, on the one hand, and the amount of Capital (if any) owing to the Financial Institutions (ratably, based on their respective Pro Rata Shares), on the other hand (the “Aggregate Reduction”).  Only one (1) Reduction Notice shall be outstanding at any time.  No Aggregate Reduction will be made following the occurrence of the Amortization Date without the consent of the Agent.

Section 1.4             Payment Requirements.  All amounts to be paid or deposited by any Seller Party pursuant to any provision of this Agreement shall be paid or deposited in accordance with the terms hereof no later than 11:00 a.m. (Chicago time) on the day when due in immediately available funds, and if not received before 11:00 a.m. (Chicago time) shall be deemed to be received on the next succeeding Business Day.  If such amounts are payable to a Purchaser they shall be paid to the Agent, for the account of such Purchaser, at 1 Bank One Plaza, Chicago, Illinois 60670 until otherwise notified by the Agent.  Upon notice to Seller, the Agent may debit the Facility Account for all amounts due and payable hereunder.  All computations of Yield, Jupiter Costs, per annum fees hereunder and per annum fees under the Fee Letter shall be made on the basis of a year of 360 days for the actual number of days elapsed.  If any amount hereunder shall be payable on a day which is not a Business Day, such amount shall be payable on the next succeeding Business Day.

2

ARTICLE II
PAYMENTS AND COLLECTIONS

Section 2.1             Payments.  Notwithstanding any limitation on recourse contained in this Agreement, Seller shall immediately pay to the Agent when due, for the account of the relevant Purchaser or Purchasers on a full recourse basis, (i) such fees as set forth in the Fee Letter (which fees shall be sufficient to pay all fees owing to the Financial Institutions), (ii) all Jupiter Costs, (iii) all amounts payable as Yield, (iv) all amounts payable as Deemed Collections (which shall be immediately due and payable by Seller and applied to reduce outstanding Aggregate Capital hereunder in accordance with Sections 2.2 and 2.3 hereof), (v) all amounts required pursuant to Section 2.6, (vi) all amounts payable pursuant to Article X, if any, (vii) all Servicer costs and expenses, including the Servicing Fee,  in connection with servicing, administering and collecting the Receivables, (viii) all Broken Funding Costs and (ix) all Default Fees (collectively, the “Obligations”).  If any Person fails to pay any of the Obligations when due, such Person agrees to pay, on demand, the Default Fee in respect thereof until paid.  Notwithstanding the foregoing, no provision of this Agreement or the Fee Letter shall require the payment or permit the collection of any amounts hereunder in excess of the maximum permitted by applicable law.  If at any time Seller receives any Collections or is deemed to receive any Collections, Seller shall immediately pay such Collections or Deemed Collections to the Servicer for application in accordance with the terms and conditions hereof and, at all times prior to such payment, such Collections or Deemed Collections shall be held in trust by Seller for the exclusive benefit of the Purchasers and the Agent.

Section 2.2             Collections Prior to Amortization.  Prior to the Amortization Date, any Collections and/or Deemed Collections received by the Servicer shall be set aside and held in trust by the Servicer for the payment of any accrued and unpaid Aggregate Unpaids or for a Reinvestment as provided in this Section 2.2.  If at any time any Collections are received by the Servicer prior to the Amortization Date, (i) the Servicer shall set aside the Termination Percentage (hereinafter defined) of Collections evidenced by the Purchaser Interests of each Terminating Financial Institution and (ii) Seller hereby requests and the Purchasers (other than any Terminating Financial Institutions) hereby agree to make, simultaneously with such receipt, a reinvestment (each a “Reinvestment”) with that portion of the balance of each and every Collection received by the Servicer that is part of any Purchaser Interest (other than any Purchaser Interests of Terminating Financial Institutions), such that after giving effect to such Reinvestment, the amount of Capital of such Purchaser Interest immediately after such receipt and corresponding Reinvestment shall be equal to the amount of Capital immediately prior to such receipt.  On each Settlement Date prior to the occurrence of the Amortization Date, the Servicer shall remit to the Agent’s account the amounts set aside during the preceding Settlement Period that have not been subject to a Reinvestment and apply such amounts (if not previously paid in accordance with Section 2.1) first, to reduce unpaid Jupiter Costs, Yield and other Obligations and second, to reduce the Capital of all Purchaser Interests of Terminating Financial Institutions, applied ratably to each Terminating Financial Institution according to its respective Termination Percentage.  If such Capital, Jupiter Costs, Yield and other Obligations shall be reduced to zero, any additional Collections received by the Servicer (i) if applicable, shall be remitted to the Agent’s account no later than 11:00 a.m. (Chicago time) to the extent required to fund any Aggregate Reduction on such Settlement Date and (ii) any balance remaining thereafter shall be remitted from the Servicer to Seller on such Settlement Date.  Each Terminating

3

Financial Institution shall, solely to the extent of any Purchaser Interests funded by such Terminating Financial Institution, be allocated a ratable portion of Collections from the Scheduled Commitment Termination Date of such Financial Institution until such Terminating Financing Institution’s Capital shall be paid in full.  This ratable portion shall be calculated on the Scheduled Commitment Termination Date of each Terminating Financial Institution as a percentage equal to (i) Capital of such Terminating Financial Institution outstanding on its Scheduled Commitment Termination Date, divided by (ii) the Aggregate Capital outstanding on such Scheduled Commitment Termination Date (the “Termination Percentage”).  Each Terminating Financial Institution’s Termination Percentage shall remain constant prior to the Amortization Date.  On and after the Amortization Date, each Termination Percentage shall be disregarded, and each Terminating Financial Institution’s Capital shall be reduced ratably with all Financial Institutions in accordance with Section 2.3.

Section 2.3             Collections Following Amortization.  On the Amortization Date and on each day thereafter, the Servicer shall set aside and hold in trust, for the holder of each Purchaser Interest, all Collections received on such day and an additional amount for the payment of any accrued and unpaid Obligations owed by Seller and not previously paid by Seller in accordance with Section 2.1.  On and after the Amortization Date, the Servicer shall, at any time upon the request from time to time by (or pursuant to standing instructions from) the Agent (i) remit to the Agent’s account the amounts set aside pursuant to the preceding sentence, and (ii) apply such amounts to reduce the Capital associated with each such Purchaser Interest and any other Aggregate Unpaids.

Section 2.4             Application of Collections.  If there shall be insufficient funds on deposit for the Servicer to distribute funds in payment in full of the aforementioned amounts pursuant to Section 2.2 or 2.3 (as applicable), the Servicer shall distribute funds:

first, to the payment of the Servicer’s reasonable out-of-pocket costs and expenses in connection with servicing, administering and collecting the Receivables , including the Servicing Fee, if Seller or one of its Affiliates is not then acting as the Servicer, second, to the reimbursement of the Agent’s costs of collection and enforcement of this Agreement,

third, ratably to the payment of all accrued and unpaid fees under the Fee Letter, Jupiter Costs and Yield,

fourth (to the extent applicable) to the ratable reduction of the Aggregate Capital (without regard to any Termination Percentage),

fifth, for the ratable payment of all other unpaid Obligations, provided that to the extent such Obligations relate to the payment of Servicer costs and expenses, including the Servicing Fee, when Seller or one of its Affiliates is acting as the Servicer, such costs and expenses will not be paid until after the payment in full of all other Obligations, and sixth, after the Aggregate Unpaids have been indefeasibly reduced to zero, to Seller.

4

Collections applied to the payment of Aggregate Unpaids shall be distributed in accordance with the aforementioned provisions, and, giving effect to each of the priorities set forth in Section 2.4 above, shall be shared ratably (within each priority) among the Agent and the Purchasers in accordance with the amount of such Aggregate Unpaids owing to each of them in respect of each such priority.

Section 2.5             Payment Recission.  No payment of any of the Aggregate Unpaids shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of law or judicial authority, or must otherwise be returned or refunded for any reason.  Seller shall remain obligated for the amount of any payment or application so rescinded, returned or refunded, and shall promptly pay to the Agent (for application to the Person or Persons who suffered such recission, return or refund) the full amount thereof, plus the Default Fee from the date of any such recission, return or refunding.

Section 2.6             Maximum Purchaser Interests.  Seller shall ensure that the Purchaser Interests of the Purchasers shall at no time exceed in the aggregate 100%.  If the aggregate of the Purchaser Interests of the Purchasers exceeds 100%, Seller shall pay to the Agent within one (1) Business Day an amount to be applied to reduce the Aggregate Capital (as allocated by the Agent), such that after giving effect to such payment the aggregate of the Purchaser Interests equals or is less than 100%.

Section 2.7             Purchase Option.  In addition to Seller’s rights pursuant to Section 1.3, Seller shall have the right (upon 30 days prior written notice to the Agent), to repurchase from the Purchasers all, but not less than all, of the then outstanding Purchaser Interests.  The purchase price in respect thereof shall be an amount equal to the Aggregate Unpaids through the date of such repurchase, payable in immediately available funds.  Such repurchase shall be without representation, warranty or recourse of any kind by, on the part of, or against any Purchaser or the Agent.

Section 2.8             Extension of Scheduled Commitment Termination Date.  The Seller may advise the Agent and each Financial Institution in writing of its desire to extend the Scheduled Commitment Termination Date with respect to each Financial Institution for an additional 364 days, provided such request is made not more than 60 days prior to, and not less than 30 days prior to, the then current Scheduled Commitment Termination Date with respect to any such Financial Institution.  In the event that the Financial Institutions are agreeable to such extension, the Agent shall so notify the Seller (it being understood that a Financial Institution may accept or decline such a request in its sole discretion and on such terms as it may), and the Seller, the Agent and the Purchasers shall enter into such documents as the accepting Financial Institutions may deem necessary or appropriate to reflect such extension. In the event any Financial Institution (each such declining Financial Institution, a “Terminating Financial Institution”) declines the request for such extension, such Financial Institution shall so notify the Agent and the Seller of such determination; provided, that the failure of to notify the Seller of such determination shall not affect the understanding and agreement that the applicable Financial Institution shall have refused to grant such requested extension.  Notwithstanding anything to the contrary herein, the failure of one or more Financial Institutions to accept the Seller’s request to extend the Scheduled Commitment Termination Date shall not affect the right of the other Financial Institutions to accept such request (it being understood that if any such Financial

5

Institution does not accept such extension request, then the Purchase Limit shall be reduced by an amount equal to the Commitment of such declining Financial Institution).

ARTICLE III
JUPITER FUNDING

Section 3.1             Jupiter Costs.  Seller shall pay Jupiter Costs with respect to the Capital associated with each Purchaser Interest of Jupiter for each day that any Capital in respect of such Purchaser Interest is outstanding and is funded other than pursuant to any Funding Agreement.  Each Purchaser Interest not funded pursuant to a Funding Agreement will accrue Jupiter Costs for each day during the related Calculation Period at a rate equal to USD-LIBOR-BBA.  Notwithstanding anything herein to the contrary, if at any time, any Purchaser Interest of Jupiter is funded by it through any Funding Source under any Funding Agreement such Purchaser Interest shall, for all purposes hereof, accrue interest (beginning on the date so funded by any such Funding Source) and be payable to Jupiter, in the manner described in Article IV, below.

Section 3.2             Jupiter Costs Payments.  On each Settlement Date, Seller shall pay to the Agent (for the benefit of Jupiter) an aggregate amount equal to all accrued and unpaid Jupiter Costs in respect of the Capital associated with all Purchaser Interests of Jupiter for the immediately preceding Calculation Period in accordance with Article II.

Section 3.3             Calculation of Jupiter Costs.  On the fifth Business Day immediately preceding each Settlement Date, Jupiter shall calculate the aggregate amount of Jupiter Costs for the applicable Calculation Period and shall notify Seller of such aggregate amount.

ARTICLE IV
FINANCIAL INSTITUTION FUNDING

Section 4.1             Financial Institution Funding.  Each Purchaser Interest of the Financial Institutions (or of Jupiter, in the event Jupiter funds all or any portion of a Purchaser Interest under any Funding Agreement as described in Section 3.1) shall accrue Yield for each day during its Tranche Period at either the LIBO Rate or the Prime Rate in accordance with the terms and conditions hereof.  Until Seller gives notice to the Agent of another Discount Rate in accordance with Section 4.4, the initial Discount Rate for any Purchaser Interest transferred to the Financial Institutions pursuant to the terms and conditions hereof shall be the Prime Rate.

Section 4.2             Yield Payments.  On the Settlement Date for each Purchaser Interest of the Financial Institutions (or, if applicable, Jupiter), Seller shall pay to the Agent (for the benefit of the Financial Institutions and/or Jupiter, as applicable) an aggregate amount equal to the accrued and unpaid Yield for the entire Tranche Period of each such Purchaser Interest in accordance with Article II.

Section 4.3             Selection and Continuation of Tranche Periods.

(a)           With consultation from (and approval by) the Agent, Seller shall from time to time request Tranche Periods for the Purchaser Interests of the Financial Institutions, provided that, if at any time the Financial Institutions shall have a Purchaser Interest, Seller shall

6

always request Tranche Periods such that at least one Tranche Period shall end on the date specified in clause (A) of the definition of Settlement Date.

(b)           Seller or the Agent, upon notice to and consent by the other received at least three (3) Business Days prior to the end of a Tranche Period (the “Terminating Tranche”) for any Purchaser Interest, may, effective on the last day of the Terminating Tranche:  (i) divide any such Purchaser Interest into multiple Purchaser Interests, (ii) combine any such Purchaser Interest with one or more other Purchaser Interests that have a Terminating Tranche ending on the same day as such Terminating Tranche or (iii) combine any such Purchaser Interest with a new Purchaser Interests to be purchased on the day such Terminating Tranche ends, provided, that in no event may a Purchaser Interest of Jupiter be combined with a Purchaser Interest of the Financial Institutions.

Section 4.4             Financial Institution Discount Rates.  Seller may select the LIBO Rate or the Prime Rate for each Purchaser Interest of the Financial Institutions.  Seller shall by 11:00 a.m. (Chicago time): (i) at least three (3) Business Days prior to the expiration of any Terminating Tranche with respect to which the LIBO Rate is being requested as a new Discount Rate and (ii) at least one (1) Business Day prior to the expiration of any Terminating Tranche with respect to which the Prime Rate is being requested as a new Discount Rate, give the Agent irrevocable notice of the new Discount Rate for the Purchaser Interest associated with such Terminating Tranche.  Until Seller gives notice to the Agent of another Discount Rate, the initial Discount Rate for any Purchaser Interest transferred to the Financial Institutions pursuant to the terms and conditions hereof shall be the Prime Rate.

Section 4.5             Suspension of the LIBO Rate.

(a)           If any Financial Institution notifies the Agent that it has determined that funding its Pro Rata Share of the Purchaser Interests of the Financial Institutions at a LIBO Rate would violate any applicable law, rule, regulation, or directive of any governmental or regulatory authority, whether or not having the force of law, or that (i) deposits of a type and maturity appropriate to match fund its Purchaser Interests at such LIBO Rate are not available or (ii) such LIBO Rate does not accurately reflect the cost of acquiring or maintaining a Purchaser Interest at such LIBO Rate, then the Agent shall suspend the availability of such LIBO Rate and require Seller to select the Prime Rate for any Purchaser Interest accruing Yield at such LIBO Rate.

(b)           If less than all of the Financial Institutions give a notice to the Agent pursuant to Section 4.5(a), each Financial Institution which gave such a notice shall be obliged, at the request of Seller, Jupiter or the Agent, to assign all of its rights and obligations hereunder to (i) another Financial Institution or (ii) another funding entity nominated by Seller or the Agent that is acceptable to Jupiter and willing to participate in this Agreement through the Scheduled Commitment Termination Date in the place of such notifying Financial Institution; provided that (i) the notifying Financial Institution receives payment in full, pursuant to an Assignment Agreement, of an amount equal to such notifying Financial Institution’s Pro Rata Share of the Capital and Yield owing to all of the Financial Institutions and all accrued but unpaid fees and other costs and expenses payable in respect of its Pro Rata Share of the Purchaser Interests of the Financial Institutions, and (ii) the replacement Financial Institution otherwise satisfies the requirements of Section 12.1(b).

7

ARTICLE V
REPRESENTATIONS AND WARRANTIES

Section 5.1             Representations and Warranties of The Seller Parties.  Each Seller Party hereby represents and warrants to the Agent and the Purchasers, as to itself, as of the date hereof and as of the date of each Incremental Purchase and the date of each Reinvestment that:

(a)           Corporate Existence and Power.  Such Seller Party is duly organized, validly existing and in good standing under the laws of its state of organization.  Such Seller Party is duly qualified to do business and is in good standing as a foreign organization, and has and holds all power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted.

(b)           Power and Authority; Due Authorization, Execution and Delivery.  The execution and delivery by such Seller Party of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder and, in the case of Seller, Seller’s use of the proceeds of purchases made hereunder, are within its organizational powers and authority and have been duly authorized by all necessary action on its part.  This Agreement and each other Transaction Document to which such Seller Party is a party has been duly executed and delivered by such Seller Party.

(c)           No Conflict.  The execution and delivery by such Seller Party of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its organizational documents, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on assets of such Seller Party or its Subsidiaries (except as created hereunder); and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

(d)           Governmental Authorization.  Other than the filing of the financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by such Seller Party of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.

(e)           Actions, Suits.  There are no actions, suits, or proceedings pending or, to the knowledge of such Genlyte Party, threatened against or affecting the Seller in or before any court, arbitrator or other body.  There are no actions, suits or proceedings pending or, to the knowledge of such Genlyte Party, threatened against or affecting any other Genlyte Party or any of its Subsidiaries in or before any court, arbitrator or other body (i) that have resulted in, or that such Genlyte Party reasonably expects to result in, liability for damages in excess of fifteen percent (15%) of the Consolidated Net Worth, (ii) which question the validity or enforceability of any of the Transaction Documents, or of any action to be taken by such Genlyte Party pursuant to any of the Transaction Documents to which it is a party, or (iii) which could reasonably be expected to materially adversely affect the ability of any Seller Party to perform its

8

obligations under the Transaction Documents to which it is a party or the collectibility of the Receivables generally or of any material portion of the Receivables.  Such Seller Party is not in default with respect to any order of any court, arbitrator or governmental body.

(f)            Binding Effect.  This Agreement and each other Transaction Document to which such Seller Party is a party constitute the legal, valid and binding obligations of such Seller Party enforceable against such Seller Party in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(g)           Accuracy of Information.  All information heretofore furnished by such Seller Party or any of its Affiliates to the Agent or the Purchasers for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by such Seller Party or any of its Affiliates to the Agent or the Purchasers will be, true and accurate in every material respect on the date such information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

(h)           Use of Proceeds.  No proceeds of any purchase hereunder will be used (i) for a purpose that violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 12, 13 or 14 of the Securities Exchange Act of 1934, as amended.

(i)            Good Title.  Immediately prior to each purchase hereunder, Seller shall be the legal and beneficial owner of the Receivables and Related Security with respect thereto, free and clear of any Adverse Claim, except as created by the Transaction Documents.  There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Seller’s ownership interest in each Receivable, its Collections and the Related Security.

(j)            Perfection.  This Agreement, together with the filing of the financing statements contemplated hereby, is effective to, and shall, upon each purchase hereunder, transfer to the Agent for the benefit of the relevant Purchaser or Purchasers (and the Agent for the benefit of such Purchaser or Purchasers shall acquire from Seller) a valid and perfected first priority undivided percentage ownership or security interest in each Receivable existing or hereafter arising and in the Related Security and Collections with respect thereto, free and clear of any Adverse Claim, except as created by the Transactions Documents.  There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Agent’s (on behalf of the Purchasers) ownership or security interest in the Receivables, the Related Security and the Collections.

(k)           Places of Business and Locations of Records.  The “location” (as such term is used in the applicable UCC) and the principal places of business and chief executive

9

office of such Seller Party and the offices where it keeps any material portion of its Records are located at the address(es) listed on Exhibit III or such other locations of which the Agent has been notified in accordance with Section 7.2(a) in jurisdictions where all action required by Section 13.4(a) has been taken and completed.  Seller’s Federal Employer Identification Number is correctly set forth on Exhibit III.

(l)            Collections.  The conditions and requirements set forth in Section 7.1(j) and Section 8.2 have at all times been satisfied and duly performed.  The names and addresses of all Collection Banks, together with the account numbers of the Collection Accounts of Seller at each Collection Bank and the post office box number of each Lock-Box, are listed on Exhibit IV.  Seller has not granted any Person, other than the Agent as contemplated by this Agreement, dominion and control of any Lock-Box or Collection Account, or the right to take dominion and control of any such Lock-Box or Collection Account at a future time or upon the occurrence of a future event.

(m)          Material Adverse Effect.  (i) Since December 31, 2003, except as disclosed in writing to the Agent prior to the date hereof, no event has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

(n)           Names.  In the past five (5) years, Seller has not used any corporate names, trade names or assumed names other than the name in which it has executed this Agreement.

(o)           Ownership of Seller Parties.  Provider owns, directly or indirectly, 100% of the issued and outstanding capital equity of each other Seller Party, free and clear of any Adverse Claim.  Such capital stock is validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire securities of Seller.

(p)           Not a Holding Company or an Investment Company.  Such Seller Party is not a “holding company” or a “subsidiary holding company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, or any successor statute.  Such Seller Party is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.

(q)           Compliance with Law.  Such Seller Party has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except for any failure to obtain and maintain in effect, or non-compliance, which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  Each Receivable, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no part of such Contract is in violation of any such law, rule or regulation.

(r)            Compliance with Credit and Collection Policy.  Such Seller Party has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract, and has not made any change to such Credit and Collection

10

Policy, except such material change as to which the Agent has been notified in accordance with Section 7.1(a)(vi).

(s)           Payments to Originator.  With respect to each Receivable transferred to Seller under the Receivables Sale Agreement, Seller has given reasonably equivalent value to Originator in consideration therefor and such transfer was not made for or on account of an antecedent debt.  No transfer by Originator of any Receivable under the Receivables Sale Agreement is or may be voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101 et seq.), as amended.

(t)            Enforceability of Contracts.  Each Contract with respect to each Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(u)           Eligible Receivables.  Each Receivable included in the Net Receivables Balance as an Eligible Receivable on the date of its purchase under the Receivables Sale Agreement was an Eligible Receivable on such purchase date.

(v)           Net Receivables Balance.  Seller has determined that, immediately after giving effect to each purchase hereunder, the Net Receivables Balance is at least equal to the sum of (i) the Aggregate Capital, plus (ii) the Aggregate Reserves.

(w)          Accounting.  The manner in which such Seller Party accounts for the transactions contemplated by this Agreement and the Receivables Sale Agreement does not jeopardize the true sale analysis.

ARTICLE VI
CONDITIONS OF PURCHASES

Section 6.1             Conditions Precedent to Initial Incremental Purchase.  The initial Incremental Purchase of a Purchaser Interest under this Agreement is subject to the conditions precedent that (a) the Agent shall have received on or before the date of such purchase those documents listed on Schedule B and (b) the Agent shall have received all fees and expenses required to be paid on such date pursuant to the terms of this Agreement and the Fee Letter.

Section 6.2             Conditions Precedent to All Purchases and Reinvestments.  Each purchase of a Purchaser Interest (other than pursuant to Section 13.1) and each Reinvestment shall be subject to the further conditions precedent that (a) in the case of each such purchase or Reinvestment:  (i) the Servicer shall have delivered to the Agent on or prior to the date of such purchase, in form and substance satisfactory to the Agent, all Monthly Reports as and when due under Section 8.5 and (ii) upon the Agent’s request, the Servicer shall have delivered to the Agent at least three (3) days prior to such purchase or Reinvestment an interim Monthly Report showing the amount of Eligible Receivables; (b) the Facility Termination Date shall not have occurred; (c) the Agent shall have received such other approvals, opinions or documents as it

11

may reasonably request and (d) on the date of each such Incremental Purchase or Reinvestment, the following statements shall be true (and acceptance of the proceeds of such Incremental Purchase or Reinvestment shall be deemed a representation and warranty by Seller that such statements are then true):

(i)            the representations and warranties set forth in Section 5.1 are true and correct on and as of the date of such Incremental Purchase or Reinvestment as though made on and as of such date;

(ii)           no event has occurred and is continuing, or would result from such Incremental Purchase or Reinvestment, that will constitute an Amortization Event, and no event has occurred and is continuing, or would result from such Incremental Purchase or Reinvestment, that would constitute a Potential Amortization Event; and

(iii)          the Aggregate Capital does not exceed the Purchase Limit and the aggregate Purchaser Interests do not exceed 100%.

It is expressly understood that each Reinvestment shall, unless otherwise directed by the Agent or any Purchaser, occur automatically on each day that the Servicer shall receive any Collections without the requirement that any further action be taken on the part of any Person and notwithstanding the failure of Seller to satisfy any of the foregoing conditions precedent in respect of such Reinvestment.  The failure of Seller to satisfy any of the foregoing conditions precedent in respect of any Reinvestment shall give rise to a right of the Agent, which right may be exercised at any time on demand of the Agent, to rescind the related purchase and direct Seller to pay to the Agent for the benefit of the Purchasers an amount equal to the Collections prior to the Amortization Date that shall have been applied to the affected Reinvestment.

ARTICLE VII
COVENANTS

Section 7.1             Affirmative Covenants of the Seller Parties.  Until the date on which the Aggregate Unpaids have been indefeasibly paid in full and this Agreement terminates in accordance with its terms, each Seller Party hereby covenants, as to itself, as set forth below:

(a)           Financial Reporting.  Such Seller Party will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and furnish or cause to be furnished to the Agent:

(i)            Annual Reporting.  Within 90 days after the close of each of its respective fiscal years, audited, unqualified financial statements (which shall include balance sheets, statements of income and retained earnings and a statement of cash flows) for such Seller Party for such fiscal year certified in a manner acceptable to the Agent by independent public accountants acceptable to the Agent.

(ii)           Quarterly Reporting.  Within 45 days after the close of the first three (3) quarterly periods of each of its respective fiscal years, balance sheets of such Seller Party as at the close of each such period and statements of income and retained earnings and a statement of cash flows for each such Person for the period from the

12

beginning of such fiscal year to the end of such quarter, all certified by an Authorized Officer.

(iii)          Compliance Certificate.  Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit V signed by such Seller Party’s Authorized Officer and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.

(iv)          S.E.C. Filings.  Promptly upon the filing thereof, notice of any filing which Provider or any of its Subsidiaries files with the Securities and Exchange Commission.

(v)           Copies of Notices.  Promptly upon its receipt of any notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Person other than the Agent or Jupiter, copies of the same.

(vi)          Change in Credit and Collection Policy.  At least thirty (30) days prior to the effectiveness of any material change in or material amendment to the Credit and Collection Policy, a copy of the Credit and Collection Policy then in effect and a notice (A) indicating such change or amendment, and (B) if such proposed change or amendment would be reasonably likely to adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables, requesting the Agent’s consent thereto (which shall not be unreasonably withheld).

(vii)         Other Information.  Promptly, from time to time, such other information, documents, records or reports relating to the Receivables or the condition or operations, financial or otherwise, of such Seller Party as the Agent may from time to time reasonably request in order to protect the interests of the Agent and the Purchasers under or as contemplated by this Agreement.

(b)           Notices.  Such Seller Party will notify the Agent in writing of any of the following promptly (and in any event within three Business Days) upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

(i)            Amortization Events or Potential Amortization Events.  The occurrence of each Amortization Event and each Potential Amortization Event, by a statement of an Authorized Officer of such Seller Party.

(ii)           Judgment and Proceedings.  Any of the following:  (A)  the institution of any litigation, arbitration proceeding or governmental or regulatory investigation or proceeding pending against or involving the Seller; (B) the entry of any judgment or decree against the Seller; (C) any litigation or governmental or regulatory investigation or proceeding pending against or involving any other Seller Party or any Affiliate thereof which could reasonably be expected to have a Material Adverse Effect; or (D) the entry of any judgment or decree against any other Seller Party or any Affiliate thereof which could reasonably be expected to have a Material Adverse Effect.

13

(iii)          Material Adverse Effect.  The occurrence of any event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.

(iv)          Termination Date.  The occurrence of the “Termination Date” under and as defined in the Receivables Sale Agreement.

(v)           Defaults Under Other Agreements.  The occurrence of a default or an event of default under any other financing arrangement pursuant to which such Seller Party is a debtor or an obligor.

(vi)          Downgrade of Provider.  Any rating, or any downgrade or withdrawal in rating, of any Indebtedness of Provider or its Subsidiaries by Standard & Poor’s Ratings Group or by Moody’s Investors Service, Inc., setting forth the Indebtedness affected and the nature of such event.

(c)           Compliance with Laws and Preservation of Corporate Existence.  Such Seller Party will comply in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject other than those being contested in good faith by appropriate proceedings, as to which adequate reserves are established to the extent required under GAAP; provided, however, a failure to comply with such laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards shall not constitute a breach of this Section 7.1(c) if such noncompliance could not reasonably be expected to have a Material Adverse Effect.  Such Seller Party will preserve and maintain (i) its organizational existence and good standing under the laws of its state of formation, and (ii) all material governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except governmental rights, privileges, qualifications, permits, licenses and franchises the loss of which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Such Seller Party will use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill.

(d)           Audits.  Such Seller Party will furnish to the Agent from time to time such information with respect to it and the Receivables as the Agent may reasonably request.  Such Seller Party will, from time to time during regular business hours as requested by the Agent upon reasonable notice and at the sole cost of such Seller Party, permit the Agent, or its agents or representatives (and shall cause each Originator to permit the Agent or its agents or representatives), (i) to examine and make copies of and abstracts from all Records in the possession or under the control of such Person relating to the Receivables and the Related Security, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of such Person for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to such Person’s financial condition or the Receivables and the Related Security or any Person’s performance under any of the Transaction Documents or any Person’s performance under the Contracts and, in each case, with any of the officers or employees of Seller or the Servicer having knowledge of such matters.

14

(e)           Keeping and Marking of Records and Books.

(i)            The Servicer will (and will cause each Originator to) maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable).  The Servicer will (and will cause Originator to) give the Agent notice of any material change in the administrative and operating procedures referred to in the previous sentence.

(ii)           Such Seller Party will (and will cause each Originator to) (A) on or prior to the date hereof, mark its master data processing records and other books and records relating to the Purchaser Interests with a legend, acceptable to the Agent, describing the Purchaser Interests and (B) upon the request of the Agent (x) mark each Contract with a legend describing the Purchaser Interests and (y) deliver to the Agent all Contracts (including, without limitation, all multiple originals of any such Contract) relating to the Receivables.

(f)            Compliance with Contracts and Credit and Collection Policy.  Such Seller Party will (and will cause each Originator to) timely and fully (i) perform and comply with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and (ii) comply in all respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.

(g)           Performance and Enforcement of Receivables Sale Agreement.  Seller will, and will require each Originator to, perform each of their respective obligations and undertakings under and pursuant to the Receivables Sale Agreement, will purchase Receivables thereunder in strict compliance with the terms thereof and will vigorously enforce the rights and remedies accorded to Seller under the Receivables Sale Agreement.  Seller will take all actions to perfect and enforce its rights and interests (and the rights and interests of the Agent and the Purchasers as assignees of Seller) under the Receivables Sale Agreement as the Agent may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the Receivables Sale Agreement.

(h)           Ownership.  Seller will (and will cause each Originator to) take all necessary action to (i) vest legal and equitable title to the Receivables, the Related Security and the Collections purchased under the Receivables Sale Agreement irrevocably in Seller, free and clear of any Adverse Claims other than Adverse Claims in favor of the Agent and the Purchasers (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Seller’s interest in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interest of Seller therein as the Agent may reasonably request), and (ii) establish and maintain, in favor of the Agent, for the benefit of the

15

Purchasers, a valid and perfected first priority undivided percentage ownership interest (and/or a valid and perfected first priority security interest) in all Receivables, Related Security and Collections to the full extent contemplated herein, free and clear of any Adverse Claims other than Adverse Claims in favor of the Agent for the benefit of the Purchasers (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Agent’s (for the benefit of the Purchasers) interest in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interest of the Agent for the benefit of the Purchasers as the Agent may reasonably request).

(i)            Purchasers’ Reliance.  Seller acknowledges that the Purchasers are entering into the transactions contemplated by this Agreement in reliance upon Seller’s identity as a legal entity that is separate from the Servicer, each Originator and any of their respective Affiliates.  Therefore, from and after the date of execution and delivery of this Agreement, Seller shall take all reasonable steps, including, without limitation, all steps that the Agent or any Purchaser may from time to time reasonably request, to maintain Seller’s identity as a separate legal entity and to make it manifest to third parties that Seller is an entity with assets and liabilities distinct from those of any other Person and not just a division of the Servicer, any Originator or any of their respective Affiliates.  Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, Seller will:

(A)          conduct its own business in its own name and require that all full-time employees of Seller, if any, identify themselves as such and not as employees of any other Person (including, without limitation, by means of providing appropriate employees with business or identification cards identifying such employees as Seller’s employees);

(B)           compensate all employees, consultants and agents directly, from Seller’s own funds, for services provided to Seller by such employees, consultants and agents and, to the extent any employee, consultant or agent of Seller is also an employee, consultant or agent of the Servicer, any Originator or any other Person, allocate the compensation of such employee, consultant or agent between Seller and such other Person, as applicable, on a basis that reflects the services rendered to Seller and such other Person, as applicable;

(C)           clearly identify its offices (by signage or otherwise) as its offices and, if such office is located in the offices of any other Person, Seller shall lease such office at a fair market rent;

(D)          have a separate telephone number, which will be answered only in its name and separate stationery, invoices and checks in its own name;

(E)           conduct all transactions with the Servicer (including, without limitation, any delegation of its obligations hereunder as Servicer), any Originator or any other Person strictly on an arm’s-length basis, allocate all overhead expenses (including, without limitation, telephone and other utility charges) for items shared between Seller and such other Person on the basis of

16

actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use;

(F)           at all times have a Board of Directors consisting of three members, at least one member of which is an Independent Director;

(G)           observe all corporate formalities as a distinct entity, and ensure that all corporate actions relating to (A) the selection, maintenance or replacement of the Independent Director, (B) the dissolution or liquidation of Seller or (C) the initiation of, participation in, acquiescence in or consent to any bankruptcy, insolvency, reorganization or similar proceeding involving Seller, are duly authorized by unanimous vote of its Board of Directors (including the Independent Director);

(H)          maintain Seller’s books and records separate from those of any other Person and otherwise readily identifiable as its own assets rather than assets of the Servicer, any Originator or any Affiliate thereof;

(I)            prepare its financial statements separately from those of the Servicer, any Originator or any other Person and insure that any consolidated financial statements of any Person that include Seller and that are filed with the Securities and Exchange Commission or any other governmental agency have notes clearly stating that Seller is a separate corporate entity and that its assets will be available first and foremost to satisfy the claims of the creditors of Seller;

(J)            except as herein specifically otherwise provided, maintain the funds or other assets of Seller separate from, and not commingled with, those of the Servicer, any Originator or any Affiliate thereof and only maintain bank accounts or other depository accounts to which Seller alone is the account party, into which Seller alone makes deposits and from which Seller alone (or the Agent hereunder) has the power to make withdrawals;

(K)          pay all of Seller’s operating expenses from Seller’s own assets (except for certain payments by the Servicer or other Persons pursuant to allocation arrangements that comply with the requirements of this Section 7.1(i));

(L)           operate its business and activities such that:  it does not engage in any business or activity of any kind, or enter into any transaction or indenture, mortgage, instrument, agreement, contract, lease or other undertaking, other than the transactions contemplated and authorized by this Agreement and the Receivables Sale Agreement; and does not create, incur, guarantee, assume or suffer to exist any indebtedness or other liabilities, whether direct or contingent, other than (1) as a result of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (2) the incurrence of obligations under this Agreement, (3) the incurrence of obligations, as expressly contemplated in the Receivables Sale Agreement, to make payment to Genlyte, as an Originator thereunder for the purchase of Receivables from

17

Genlyte under the Receivables Sale Agreement, and (4) the incurrence of operating expenses in the ordinary course of business of the type otherwise contemplated by this Agreement;

(M)         maintain its organizational documents in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its organizational documents in any respect that would impair its ability to comply with the terms or provisions of any of the Transaction Documents, including, without limitation, Section 7.1(i) of this Agreement;

(N)          maintain the effectiveness of, and continue to perform under the Receivables Sale Agreement and any other Transaction Document to which it is a party, such that it does not amend, restate, supplement, cancel, terminate or otherwise modify the Receivables Sale Agreement or any other Transaction Document to which it is a party, or give any consent, waiver, directive or approval thereunder or waive any default, action, omission or breach under the Receivables Sale Agreement or any other Transaction Document to which it is a party, or otherwise grant any indulgence thereunder, without (in each case) the prior written consent of the Agent;

(O)          maintain its corporate separateness such that it does not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, and except as otherwise contemplated herein) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person, nor at any time create, have, acquire, maintain or hold any interest in any Subsidiary.

(P)           maintain at all times the Required Capital Amount (as defined in the Receivables Sale Agreement) and refrain from making any dividend, distribution, redemption of capital stock or payment of any subordinated indebtedness which would cause the Required Capital Amount to cease to be so maintained; and

(Q)          take such other actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion issued by Stoll, Keenon & Park, LLP, as counsel for Seller, in connection with the closing or initial Incremental Purchase under this Agreement and relating to substantive consolidation issues, and in the certificates accompanying such opinion, remain true and correct in all material respects at all times.

(j)            Collections.  Such Seller Party will cause (1) all proceeds from all Lock-Boxes to be directly deposited by a Collection Bank into a Collection Account and (2) each Lock-Box and Collection Account to be subject at all times to a Collection Account Agreement that is in full force and effect.  In the event any payments relating to Receivables are remitted directly to Seller or any Affiliate of Seller, Seller will remit (or will cause all such payments to be remitted) directly to a Collection Bank and deposited into a Collection Account within two (2)

18

Business Days following receipt thereof, and, at all times prior to such remittance, Seller will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of the Agent and the Purchasers.  Seller will maintain exclusive ownership, dominion and control (subject to the terms of this Agreement) of each Lock-Box and Collection Account and shall not grant the right to take dominion and control of any Lock-Box or Collection Account at a future time or upon the occurrence of a future event to any Person, except to the Agent as contemplated by this Agreement.

(k)           Taxes.  Such Seller Party will file all tax returns and reports required by law to be filed by it and will promptly pay all taxes and governmental charges at any time owing.  Seller will pay when due any taxes payable in connection with the Receivables, exclusive of taxes on or measured by income or gross receipts of Jupiter, the Agent or any Financial Institution.

(l)            Payment to Originator and Original Seller.  With respect to any Receivable purchased by Seller from Originator, such sale shall be effected under, and in strict compliance with the terms of, the Receivables Sale Agreement, including, without limitation, the terms relating to the amount and timing of payments to be made to Originator in respect of the purchase price for such Receivable.  With respect to any Receivable purchased by Originator from an Original Seller, such sale shall be effected under, and in strict compliance with the terms of, the Receivables Sale Agreement, including, without limitation, the terms relating to the amount and timing of payments to be made to such Original Seller in respect of the purchase price for such Receivable.

(m)          Insurance.  Each Seller Party will, at all times, maintain in effect, or cause to be maintained in effect, as such Seller Party’s own expense, insurance with respect to losses of such Seller Party in an amount and manner customary for companies in the same or similar industry and business as such Seller Party.

Section 7.2             Negative Covenants of The Seller Parties.  Until the date on which the Aggregate Unpaids have been indefeasibly paid in full and this Agreement terminates in accordance with its terms, each Seller Party hereby covenants, as to itself, that:

(a)           Change in Name, Corporate Structure, Offices and Records.  Such Seller Party will not change its name, identity, corporate structure or “location” as any such term may be used in the applicable UCC unless it shall have:  (i) given the Agent at least forty-five (45) days’ (or such shorter period to which Agent agrees in writing) prior written notice thereof and (ii) delivered to the Agent all financing statements, instruments and other documents necessary to continue and maintain the effectiveness and priority, under the UCC of all applicable jurisdictions, of the security or ownership interest contemplated hereunder and under the other Transaction Documents, as otherwise reasonably requested by the Agent in connection with such change or relocation.  In addition, no Seller Party will change its chief executive officer or the office where its material Records are kept unless it shall have given the Agent forty-five (45) days (or such shorter period to which Agent agrees in writing) prior written notice thereof.  The parties to this Agreement acknowledge and understand that on or about the date of this Agreement, Genlyte may change from being owned by Provider and Thomas Industries Inc. and certain of its Affiliates to being wholly owned by Provider, and intends to change its name to

19

reflect such change in ownership.  Notwithstanding anything in this Agreement to the contrary, the parties agree that such change of ownership shall not be construed as an Amortization Event or as a violation of any provision of this Agreement if the Agent receives 10 days prior written notice of such name change.

(b)           Change in Payment Instructions to Obligors.  Except as may be required by the Agent pursuant to Section 8.2(b), such Seller Party will not add or terminate any bank as a Collection Bank, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box or Collection Account, unless the Agent shall have received, at least ten (10) days before the proposed effective date therefor, (i) written notice of such addition, termination or change and (ii) with respect to the addition of a Collection Bank or a Collection Account or Lock-Box, an executed Collection Account Agreement with respect to the new Collection Account or Lock-Box; provided, however, that the Servicer may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Collection Account.

(c)           Modifications to Contracts and Credit and Collection Policy.  Without the prior written approval of the Agent (which approval will not be unreasonably withheld), such Seller Party will not, and will not permit any Originator to, make any change to the Credit and Collection Policy that would be reasonably likely to adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables.  Except as provided in Section 8.2(d), the Servicer will not, and will not permit any Originator to, extend, amend or otherwise modify the terms of any Receivable or any Contract related thereto other than in accordance with the Credit and Collection Policy.

(d)           Sales, Liens.  Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Receivable, Related Security or Collections, or upon or with respect to any Contract under which any Receivable arises, or any Lock-Box or Collection Account, or assign any right to receive income with respect thereto (other than, in each case, the creation of the interests therein in favor of the Agent and the Purchasers provided for herein), and Seller will defend the right, title and interest of the Agent and the Purchasers in, to and under any of the foregoing property, against all claims of third parties claiming through or under Seller or Originator.  Seller will not (and will not permit any Originator to) create or suffer to exist any mortgage, pledge, security interest, encumbrance, lien, charge or other similar arrangement on any of its inventory, the financing or lease of which gives rise to any Receivable.

(e)           Net Receivables Balance.  At no time prior to the Amortization Date shall Seller permit the Net Receivables Balance to be less than an amount equal to the sum of (i) the Aggregate Capital plus (ii) the Aggregate Reserves.

(f)            Termination Date Determination.  Seller will not designate the Termination Date (as defined in the Receivables Sale Agreement), or send any written notice to Originator in respect thereof, without the prior written consent of the Agent, except with respect to the occurrence of such Termination Date arising pursuant to Section 5.1(d) of the Receivables Sale Agreement.

20

(g)           Restricted Junior Payments.  Seller will not make any Restricted Junior Payment unless before and, after giving effect thereto (i) no Amortization Event or Potential Amortization Event shall have occurred and be continuing, (ii) in connection with any payment in respect of a dividend, such dividend (or other asset distribution) (1) is made in compliance with all applicable law (including Delaware General Corporate Laws) and (2) has been approved by all necessary corporate action of the Seller and its board of directors (or designated committee thereof).

ARTICLE VIII
ADMINISTRATION AND COLLECTION

Section 8.1             Designation of Servicer.

(a)           The servicing, administration and collection of the Receivables shall be conducted by such Person (the “Servicer”) so designated from time to time in accordance with this Section 8.1. Genlyte is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms of this Agreement, and agrees that it shall not resign its position as Servicer unless the Agent shall have designated a replacement Servicer as provided below.  At any time following the occurrence of a Potential Amortization Event or an Amortization Event, the Agent may designate as Servicer any Person to succeed Genlyte as Servicer.

(b)           Without the prior written consent of the Agent and the Required Financial Institutions, Genlyte shall not be permitted to delegate any of its duties or responsibilities as Servicer to any Person other than (i) Seller and the Originators and (ii) with respect to certain Charged-Off Receivables, outside collection agencies in accordance with its customary practices.  Neither the Seller nor any Originator shall be permitted to further delegate to any other Person any of the duties or responsibilities of the Servicer delegated to it by Genlyte.  If at any time the Agent shall designate as Servicer any Person other than Genlyte, all duties and responsibilities theretofore delegated by Genlyte to Seller or any Originator may, at the discretion of the Agent, be terminated forthwith on notice given by the Agent to Genlyte and such other Person.

(c)           Notwithstanding any delegation pursuant to the foregoing subsection (b), Genlyte shall be and remain primarily liable to the Agent and the Purchasers for the full and prompt performance of all duties and responsibilities of the Servicer hereunder.  During such times that Genlyte serves as Servicer hereunder or Genlyte has delegated any of its servicing duties to a subservicer or other delegate in accordance with Section 8.1(b), the Agent and the Purchasers (i) shall be entitled to deal exclusively with Genlyte in matters relating to the discharge by the Servicer of its duties and responsibilities hereunder, and (ii) shall not be required to give notice, demand or other communication to any Person other than Genlyte in order for communication to the Servicer and its sub-servicer or other delegate with respect thereto to be accomplished.  Genlyte, at all times that it is the Servicer, shall be responsible for providing any sub-servicer or other delegate of the Servicer with any notice given to the Servicer under this Agreement.

21

Section 8.2             Duties of Servicer.

(a)           The Servicer shall take or cause to be taken all such commercially reasonable actions as may be necessary or advisable to collect each Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy.

The Servicer will instruct all Obligors to pay all Collections directly to a Lock-Box or Collection Account.  The Servicer shall effect a Collection Account Agreement substantially in the form of Exhibit VI with each bank party to a Collection Account at any time.  In the case of any remittances received in any Lock-Box or Collection Account that shall have been identified, to the satisfaction of the Servicer, to not constitute Collections or other proceeds of the Receivables or the Related Security, the Servicer shall promptly remit such items to the Person identified to it as being the owner of such remittances.  From and after the date the Agent delivers to any Collection Bank a Collection Notice pursuant to Section 8.3, the Agent may request that the Servicer, and the Servicer thereupon promptly shall instruct all Obligors with respect to the Receivables, to remit all payments thereon to a new depositary account specified by the Agent and, at all times thereafter, Seller and the Servicer shall not deposit or otherwise credit, and shall not permit any other Person to deposit or otherwise credit to such new depositary account any cash or payment item other than Collections.

(b)           The Servicer shall administer the Collections in accordance with the procedures described herein and in Article II.  The Servicer shall set aside and hold in trust for the account of Seller and the Purchasers their respective shares of the Collections in accordance with Article II.  The Servicer shall, upon the request of the Agent, segregate, in a manner acceptable to the Agent, all cash, checks and other instruments received by it from time to time constituting Collections from the general funds of the Servicer or Seller prior to the remittance thereof in accordance with Article II.  If the Servicer shall be required to segregate Collections pursuant to the preceding sentence, the Servicer shall segregate and deposit with a bank designated by the Agent such allocable share of Collections of Receivables set aside for the Purchasers on the first Business Day following receipt by the Servicer of such Collections, duly endorsed or with duly executed instruments of transfer.

(c)           The Servicer may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable or adjust the Outstanding Balance of any Receivable as the Servicer determines to be appropriate to maximize Collections thereof; provided, however, that such extension or adjustment shall not alter the status of such Receivable as a Delinquent Receivable or Charged-Off Receivable or limit the rights of the Agent or the Purchasers under this Agreement.  Notwithstanding anything to the contrary contained herein, if an Amortization Event or Potential Amortization Event has occurred, the Agent shall have the absolute and unlimited right to direct the Servicer to commence or settle any legal action with respect to any Receivable or to foreclose upon or repossess any Related Security.

(d)           The Servicer shall hold in trust for Seller and the Purchasers all Records that (i) evidence or relate to the Receivables, the related Contracts and Related Security or (ii) are otherwise necessary or desirable to collect the Receivables and shall, as soon as practicable upon demand of the Agent, deliver or make available to the Agent all such Records, at a place

22

selected by the Agent.  The Servicer shall, as soon as practicable following receipt thereof turn over to Seller any cash collections or other cash proceeds received with respect to Indebtedness not constituting Receivables.  The Servicer shall, from time to time at the request of any Purchaser, furnish to the Purchasers (promptly after any such request) a calculation of the amounts set aside for the Purchasers pursuant to Article II.

(e)           Any payment by an Obligor in respect of any indebtedness owed by it to Originator or Seller shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Agent, be applied as a Collection of any Receivable of such Obligor (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

Section 8.3             Collection Notices.  At any time following a Potential Amortization Event or an Amortization Event, the Agent is authorized at any time to date and to deliver to the Collection Banks the Collection Notices.  Seller hereby transfers to the Agent for the benefit of the Purchasers, effective when the Agent delivers such notice, the exclusive ownership and control of each Lock-Box and the Collection Accounts.  In case any authorized signatory of Seller whose signature appears on a Collection Account Agreement shall cease to have such authority before the delivery of such notice, such Collection Notice shall nevertheless be valid as if such authority had remained in force.  Seller hereby authorizes the Agent, and agrees that the Agent shall be entitled to (i) endorse Seller’s name on checks and other instruments representing Collections, (ii) enforce the Receivables, the related Contracts and the Related Security and (iii) take such action as shall be necessary or desirable to cause all cash, checks and other instruments constituting Collections of Receivables to come into the possession of the Agent rather than Seller.

Section 8.4             Responsibilities of Seller.  Anything herein to the contrary notwithstanding, the exercise by the Agent and the Purchasers of their rights hereunder shall not release the Servicer, any Originator or Seller from any of their duties or obligations with respect to any Receivables or under the related Contracts.  The Purchasers shall have no obligation or liability with respect to any Receivables or related Contracts, nor shall any of them be obligated to perform the obligations of Seller.

Section 8.5             Reports.  The Servicer shall prepare and forward to the Agent (i) on the fifteenth (15th)  day of each month (or, if such day is not a Business Day, the next succeeding Business Day) and at such times as the Agent shall request, a Monthly Report and (ii) at such times as the Agent shall request, a listing by Obligor of all Receivables together with an aging of such Receivables.

Section 8.6             Servicing Fees.  In consideration of Genlyte’s agreement to act as Servicer hereunder, the Purchasers hereby agree that, so long as Genlyte shall continue to perform as Servicer hereunder, Seller shall pay over to Genlyte a fee (the “Servicing Fee”) on the first day of each Fiscal Month, in arrears for the immediately preceding Fiscal Month, equal to 1.0% per annum of the average Outstanding Balance of all Receivables during such period, as compensation for its servicing activities.

23

ARTICLE IX
AMORTIZATION EVENTS

Section 9.1             Amortization Events.  The occurrence of any one or more of the following events shall constitute an Amortization Event:

(a)           Any Seller Party shall:

(i)            default in the payment of Capital when due, or

(ii)           fail to make any payment or deposit required hereunder in respect of fees under the Fee Letter, Jupiter Cost and/or Yield when due, and such failure shall continue for two (2) consecutive Business Days,

(iii)          fail to make any other payment when due hereunder or under any Transaction Document, and such failure shall continue for three (3) consecutive Business Days,

(iv)          fail to deliver to the Agent, pursuant to Section 8.5, any Monthly Report when due, and such failure shall continue for three (3) consecutive Business Days,

(v)           fail to perform or observe any term, covenant or agreement described in Section 7.2 hereof, and such failure shall continue for five (5) consecutive Business Days, or

(vi)          fail to perform or observe any other term, covenant or agreement hereunder (other than as referred to in clauses (i) through (v) of this paragraph (a) and paragraph 9.1(e)) and such failure shall continue for ten (10) consecutive Business Days.

(b)           Any representation, warranty, certification or statement made by any Seller Party in this Agreement, any other Transaction Document or in any other document delivered pursuant hereto or thereto shall prove to have been incorrect when made or deemed made.

(c)           (i) Failure of Seller to pay any Indebtedness when due, or (ii) the occurrence of a Genlyte Cross Default.

(d)           (i)  The Seller or an Originator shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors, or (ii) any proceeding shall be instituted by or against the Seller or an Originator seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property, or (iii) the Seller or an Originator shall take any corporate action to authorize any of the actions set forth in clauses (i) or (ii) above, or (iv) any other Genlyte Bankruptcy Event shall occur.

24

(e)           Seller shall fail to comply with the terms of Section 2.6 hereof.

(f)            As at the end of any Fiscal Month (A) the Default Trigger Ratio shall exceed 4.0%, (B) the Delinquency Trigger Ratio shall exceed 9.0%, or (C) the Dilution Trigger Ratio shall exceed 8.25%.

(g)           A Change of Control shall occur.

(h)           (i)  One or more final judgments for the payment of money shall be entered against Seller, or (ii) a Genlyte Judgment Default shall occur.

(i)            The “Termination Date” under and as defined in the Receivables Sale Agreement shall occur under the Receivables Sale Agreement or Originator shall for any reason cease to transfer, or cease to have the legal capacity to transfer, or otherwise be incapable of transferring Receivables to Seller under the Receivables Sale Agreement.

(j)            This Agreement shall terminate in whole or in part (except in accordance with its terms), or shall cease to be effective or to be the legally valid, binding and enforceable obligation of Seller or Servicer, or Seller or Servicer shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability, or the Agent for the benefit of the Purchasers shall cease to have a valid and perfected first priority security interest in the Receivables, the Related Security and the Collections with respect thereto and the Collection Accounts.

(k)           Provider shall fail to perform or observe any term, covenant or agreement required to be performed by it under the Performance Undertaking, or the Performance Undertaking shall cease to be effective or to be the legally valid, binding and enforceable obligation of Provider, or Provider shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability.

(l)            The ratio of (a) the amount of Consolidated Total Debt as of the end of any Testing Period (commencing with the Testing Period ending September 30, 2004) to (b) Consolidated EBITDA for such Testing Period exceeds 3.25 to 1.00.

(m)          The Consolidated Interest Coverage Ratio as of the end of any Testing Period (commencing with the Testing Period ending September 30, 2004) is less than 3.00 to 1.00.

Section 9.2             Remedies.  Upon the occurrence and during the continuation of an Amortization Event, the Agent may, or upon the direction of the Required Financial Institutions shall, take any of the following actions:  (i)  replace the Person then acting as Servicer, (ii) declare the Amortization Date to have occurred, whereupon the Amortization Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by each Seller Party; provided, however, that upon the occurrence of an Amortization Event described in Section 9.1(d)(ii), or of an actual or deemed entry of an order for relief with respect to any Seller Party under the Federal Bankruptcy Code, the Amortization Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by each Seller Party, (iii) to the fullest extent permitted by

25

applicable law, declare that the Default Fee shall accrue with respect to any of the Aggregate Unpaids outstanding at such time, (iv) deliver the Collection Notices to the Collection Banks, and (v) notify Obligors of the Purchasers’ interest in the Receivables.  The aforementioned rights and remedies shall be without limitation, and shall be in addition to all other rights and remedies of the Agent and the Purchasers otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.

ARTICLE X
INDEMNIFICATION

Section 10.1           Indemnities by The Seller Parties.  Without limiting any other rights that the Agent or any Purchaser may have hereunder or under applicable law, (A) Seller hereby agrees to indemnify (and pay upon demand to) the Agent, each Purchaser, each Funding Source and their respective assigns, officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by a Purchaser of an interest in the Receivables, and (B) the Servicer hereby agrees to indemnify (and pay upon demand to) each Indemnified Party for Indemnified Amounts awarded against or incurred by any of them arising out of the Servicer’s activities as Servicer hereunder excluding, however, in all of the foregoing instances under the preceding clauses (A) and (B):

(i)            Indemnified Amounts to the extent such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification;

(ii)           Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; or

(iii)          taxes imposed by the jurisdiction in which such Indemnified Party’s principal executive office is located, on or measured by the overall net income of such Indemnified Party to the extent that the computation of such taxes is consistent with the characterization for income tax purposes of the acquisition by the Purchasers of Purchaser Interests as a loan or loans by the Purchasers to Seller secured by the Receivables, the Related Security, the Collection Accounts and the Collections;

provided, however, that nothing contained in this sentence shall limit the liability of any Seller Party or limit the recourse of the Purchasers to any Seller Party for amounts otherwise specifically provided to be paid by such Seller Party under the terms of this Agreement.  Without limiting the generality of the foregoing indemnification, Seller shall indemnify each Indemnified Party for Indemnified Amounts (including, without limitation, losses in respect of uncollectible

26

receivables, regardless of whether reimbursement therefor would constitute recourse to Seller or the Servicer) relating to or resulting from:

(i)            any representation or warranty made by any Seller Party (or any officers of any such Person) under or in connection with this Agreement, any other Transaction Document or any other information or report delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;

(ii)           the failure by any Seller Party to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation or any failure of such Seller Party to keep or perform any of its obligations, express or implied, with respect to any Contract;

(iii)          any failure of any Seller Party to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;

(iv)          any products liability, personal injury or damage suit, or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract or any Receivable;

(v)           any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;

(vi)          the commingling of Collections of Receivables at any time with other funds;

(vii)         any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the use of the proceeds of an Incremental Purchase or a Reinvestment, the ownership of the Purchaser Interests or any other investigation, litigation or proceeding relating to a Seller Party in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

(viii)        any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

(ix)           any Amortization Event described in Section 9.1(d);

27

(x)            any failure of Seller to acquire and maintain legal and equitable title to, and ownership of any Receivable and the Related Security and Collections with respect thereto from Originator, free and clear of any Adverse Claim (other than as created hereunder); or any failure of Seller to give reasonably equivalent value to Originator under the Receivables Sale Agreement in consideration of the transfer by Originator of any Receivable, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action;

(xi)           any failure to vest and maintain vested in the Agent for the benefit of the Purchasers, or to transfer to the Agent for the benefit of the Purchasers, legal and equitable title to, and ownership of, a first priority perfected undivided percentage ownership interest (to the extent of the Purchaser Interests contemplated hereunder) or security interest in the Receivables, the Related Security and the Collections, free and clear of any Adverse Claim (except as created by the Transaction Documents);

(xii)          the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivable, the Related Security and Collections with respect thereto, and the proceeds of any thereof, whether at the time of any Incremental Purchase or Reinvestment or at any subsequent time;

(xiii)         any action or omission by any Seller Party which reduces or impairs the rights of the Agent or the Purchasers with respect to any Receivable or the value of any such Receivable;

(xiv)        any attempt by any Person to void any Incremental Purchase or Reinvestment hereunder under statutory provisions or common law or equitable action; and

(xv)         the failure of any Receivable included in the calculation of the Net Receivables Balance as an Eligible Receivable to be an Eligible Receivable at the time so included.

Section 10.2           Increased Cost and Reduced Return.  If after the date hereof, any Funding Source shall be charged any fee, expense or increased cost on account of the adoption of any applicable law, rule or regulation (including any applicable law, rule or regulation regarding capital adequacy), any accounting principles or any change in any of the foregoing, or any change in the interpretation or administration thereof by the Financial Accounting Standards Board (“FASB”), any governmental authority, any central bank or any comparable agency charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such authority or agency (a “Regulatory Change”):  (i) that subjects any Funding Source to any charge or withholding on or with respect to any Funding Agreement or a Funding Source’s obligations under a Funding Agreement, or on or with respect to the Receivables, or changes the basis of taxation of payments to any Funding Source of any amounts payable under any Funding Agreement (except for changes in the rate of tax on the overall net income of a Funding Source or taxes excluded by Section 10.1) or (ii) that imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit

28

or similar requirement against assets of, deposits with or for the account of a Funding Source, or credit extended by a Funding Source pursuant to a Funding Agreement or (iii) that imposes any other condition the result of which is to increase the cost to a Funding Source of performing its obligations under a Funding Agreement, or to reduce the rate of return on a Funding Source’s capital as a consequence of its obligations under a Funding Agreement, or to reduce the amount of any sum received or receivable by a Funding Source under a Funding Agreement or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, upon demand by the Agent, Seller shall pay to the Agent, for the benefit of the relevant Funding Source, such amounts charged to such Funding Source or such amounts to otherwise compensate such Funding Source for such increased cost or such reduction.  For the avoidance of doubt, if the issuance of FASB Interpretation No. 46, or any other change in accounting standards or the issuance of any other pronouncement, release or interpretation, causes or requires the consolidation of all or a portion of the assets and liabilities of Jupiter or Seller with the assets and liabilities of the Agent, any Financial Institution or any other Funding Source, such event shall constitute a circumstance on which such Funding Source may base a claim for reimbursement under this Section.

Section 10.3           Other Costs and Expenses.  Seller shall pay to the Agent and Jupiter on demand all costs and out-of-pocket expenses in connection with the preparation, execution, delivery and administration of this Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder, including without limitation, the cost of Jupiter’s auditors auditing the books, records and procedures of Seller, reasonable fees and out-of-pocket expenses of legal counsel for Jupiter and the Agent with respect thereto and with respect to advising Jupiter and the Agent as to their respective rights and remedies under this Agreement.  Seller shall pay to the Agent on demand any and all costs and expenses of the Agent and the Purchasers, if any, including reasonable counsel fees and expenses in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following an Amortization Event.

ARTICLE XI
THE AGENT

Section 11.1           Authorization and Action.  Each Purchaser hereby designates and appoints Bank One to act as its agent hereunder and under each other Transaction Document, and authorizes the Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Agent by the terms of this Agreement and the other Transaction Documents together with such powers as are reasonably incidental thereto.  The Agent shall not have any duties or responsibilities, except those expressly set forth herein or in any other Transaction Document, or any fiduciary relationship with any Purchaser, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Agent shall be read into this Agreement or any other Transaction Document or otherwise exist for the Agent.  In performing its functions and duties hereunder and under the other Transaction Documents, the Agent shall act solely as agent for the Purchasers and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for any Seller Party or any of such Seller Party’s successors or assigns.  The Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement, any other

29

Transaction Document or applicable law.  The appointment and authority of the Agent hereunder shall terminate upon the indefeasible payment in full of all Aggregate Unpaids.  Each Purchaser hereby authorizes the Agent to execute each of the Transaction Documents (including any amendments or waivers thereto) on behalf of such Purchaser (the terms of which shall be binding on such Purchaser).

Section 11.2           Delegation of Duties.  The Agent may execute any of its duties under this Agreement and each other Transaction Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 11.3           Exculpatory Provisions.  Neither the Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement or any other Transaction Document (except for its, their or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Purchasers for any recitals, statements, representations or warranties made by any Seller Party contained in this Agreement, any other Transaction Document or any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement, or any other Transaction Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, or any other Transaction Document or any other document furnished in connection herewith or therewith, or for any failure of any Seller Party to perform its obligations hereunder or thereunder, or for the satisfaction of any condition specified in Article VI, or for the perfection, priority, condition, value or sufficiency of any collateral pledged in connection herewith.  The Agent shall not be under any obligation to any Purchaser to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Seller Parties.  The Agent shall not be deemed to have knowledge of any Amortization Event or Potential Amortization Event unless the Agent has received notice from Seller or a Purchaser.

Section 11.4           Reliance by Agent.  The Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to Seller), independent accountants and other experts selected by the Agent.  The Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of Jupiter or the Required Financial Institutions or all of the Purchasers, as applicable, as it deems appropriate and it shall first be indemnified to its satisfaction by the Purchasers, provided that unless and until the Agent shall have received such advice, the Agent may take or refrain from taking any action, as the Agent shall deem advisable and in the best interests of the Purchasers.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of Jupiter or the Required Financial Institutions or all of the Purchasers, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Purchasers.

30

Section 11.5           Non-Reliance on Agent and Other Purchasers.  Each Purchaser expressly acknowledges that neither the Agent, nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Agent hereafter taken, including, without limitation, any review of the affairs of any Seller Party, shall be deemed to constitute any representation or warranty by the Agent.  Each Purchaser represents and warrants to the Agent that it has and will, independently and without reliance upon the Agent or any other Purchaser and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of Seller and made its own decision to enter into this Agreement, the other Transaction Documents and all other documents related hereto or thereto.

Section 11.6           Reimbursement and Indemnification.  The Financial Institutions agree to reimburse and indemnify the Agent and its officers, directors, employees, representatives and agents ratably according to their Pro Rata Shares, to the extent not paid or reimbursed by the Seller Parties (i) for any amounts for which the Agent, acting in its capacity as Agent, is entitled to reimbursement by the Seller Parties hereunder and (ii) for any other expenses incurred by the Agent, in its capacity as Agent and acting on behalf of the Purchasers, in connection with the administration and enforcement of this Agreement and the other Transaction Documents.

Section 11.7           Agent in its Individual Capacity.  The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with Seller or any Affiliate of Seller as though the Agent were not the Agent hereunder.  With respect to the acquisition of Purchaser Interests pursuant to this Agreement, the Agent shall have the same rights and powers under this Agreement in its individual capacity as any Purchaser and may exercise the same as though it were not the Agent, and the terms “Financial Institution,” “Purchaser,” “Financial Institutions” and “Purchasers” shall include the Agent in its individual capacity.

Section 11.8           Successor Agent.  The Agent may, upon five days’ notice to Seller and the Purchasers, and the Agent will, upon the direction of all of the Purchasers (other than the Agent, in its individual capacity) resign as Agent.  If the Agent shall resign, then the Required Financial Institutions during such five-day period shall appoint from among the Purchasers a successor agent.  If for any reason no successor Agent is appointed by the Required Financial Institutions during such five-day period, then effective upon the termination of such five day period, the Purchasers shall perform all of the duties of the Agent hereunder and under the other Transaction Documents and Seller and the Servicer (as applicable) shall make all payments in respect of the Aggregate Unpaids directly to the applicable Purchasers and for all purposes shall deal directly with the Purchasers.  After the effectiveness of any retiring Agent’s resignation hereunder as Agent, the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Transaction Documents and the provisions of this Article XI and Article X shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was Agent under this Agreement and under the other Transaction Documents.

31

ARTICLE XII
ASSIGNMENTS; PARTICIPATIONS

Section 12.1           Assignments.

(a)           Seller and each Financial Institution hereby agree and consent to the complete or partial assignment by Jupiter of all or any portion of its rights under, interest in, title to and obligations under this Agreement to the Financial Institutions, to any Funding Source or to any other Person, and upon such assignment, Jupiter shall be released from its obligations so assigned.  Further, Seller and each Financial Institution hereby agree that any assignee of Jupiter of this Agreement or all or any of the Purchaser Interests of Jupiter shall have all of the rights and benefits under this Agreement as if the term “Jupiter” explicitly referred to such party, and no such assignment shall in any way impair the rights and benefits of Jupiter hereunder.  Neither Seller nor the Servicer shall have the right to assign its rights or obligations under this Agreement.

(b)           Any Financial Institution may at any time and from time to time assign to one or more Persons (“Purchasing Financial Institutions”) all or any part of its rights and obligations under this Agreement pursuant to an assignment agreement, substantially in the form set forth in Exhibit VII hereto (the “Assignment Agreement”) executed by such Purchasing Financial Institution and such selling Financial Institution.  The consent of Jupiter and (so long as no Amortization Event or Potential Amortization Event has occurred) the Seller shall be required prior to the effectiveness of any such assignment.  Each assignee of a Financial Institution must (i) have a short-term debt rating of A-1 or better by Standard & Poor’s Ratings Group and P-1 by Moody’s Investor Service, Inc. and (ii) agree to deliver to the Agent, promptly following any request therefor by the Agent or Jupiter, an enforceability opinion in form and substance satisfactory to the Agent and Jupiter.  Upon delivery of the executed Assignment Agreement to the Agent, such selling Financial Institution shall be released from its obligations hereunder to the extent of such assignment.  Thereafter the Purchasing Financial Institution shall for all purposes be a Financial Institution party to this Agreement and shall have all the rights and obligations of a Financial Institution under this Agreement to the same extent as if it were an original party hereto and no further consent or action by Seller, the Purchasers or the Agent shall be required.

(c)           Each of the Financial Institutions agrees that in the event that it shall cease to have a short-term debt rating of A-1 or better by Standard & Poor’s Ratings Group and P-1 by Moody’s Investor Service, Inc. (an “Affected Financial Institution”), such Affected Financial Institution shall be obliged, at the request of Jupiter or the Agent, to assign all of its rights and obligations hereunder to (x) another Financial Institution or (y) another funding entity nominated by the Agent and acceptable to Jupiter, and willing to participate in this Agreement through the Scheduled Commitment Termination Date in the place of such Affected Financial Institution; provided that the Affected Financial Institution receives payment in full, pursuant to an Assignment Agreement, of an amount equal to such Financial Institution’s Pro Rata Share of the Aggregate Capital and Yield owing to the Financial Institutions and all accrued but unpaid fees and other costs and expenses payable in respect of its Pro Rata Share of the Purchaser Interests of the Financial Institutions.

32

Section 12.2           Participations.  Any Financial Institution may, in the ordinary course of its business at any time sell to one or more Persons (each a “Participant”) participating interests in its Pro Rata Share of the Purchaser Interests of the Financial Institutions, its obligation to pay Jupiter its Acquisition Amounts or any other interest of such Financial Institution hereunder.  Notwithstanding any such sale by a Financial Institution of a participating interest to a Participant, such Financial Institution’s rights and obligations under this Agreement shall remain unchanged, such Financial Institution shall remain solely responsible for the performance of its obligations hereunder, and Seller, Jupiter and the Agent shall continue to deal solely and directly with such Financial Institution in connection with such Financial Institution’s rights and obligations under this Agreement.  Each Financial Institution agrees that any agreement between such Financial Institution and any such Participant in respect of such participating interest shall not restrict such Financial Institution’s right to agree to any amendment, supplement, waiver or modification to this Agreement, except for any amendment, supplement, waiver or modification described in Section 13.1(b)(i).

ARTICLE XIII
MISCELLANEOUS

Section 13.1           Waivers and Amendments.

(a)           No failure or delay on the part of the Agent or any Purchaser in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy.  The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law.  Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

(b)           No provision of this Agreement may be amended, supplemented, modified or waived except in writing in accordance with the provisions of this Section 14.1(b).  Jupiter, Seller and the Agent, at the direction of the Required Financial Institutions, may enter into written modifications or waivers of any provisions of this Agreement, provided, however, that no such modification or waiver shall:

(i)            without the consent of each affected Purchaser, (A) extend the Scheduled Commitment Termination Date or the date of any payment or deposit of Collections by Seller or the Servicer, (B) reduce the rate or extend the time of payment of Yield or any Jupiter Costs (or any component of Yield or Jupiter Costs), (C) reduce any fee payable to the Agent for the benefit of the Purchasers, (D) except pursuant to Article XII hereof, change the amount of the Capital of any Purchaser, any Financial Institution’s Pro Rata Share or any Financial Institution’s Commitment, (E) amend, modify or waive any provision of the definition of Required Financial Institutions or this Section 13.1(b), (F) consent to or permit the assignment or transfer by Seller of any of its rights and obligations under this Agreement, (G) change the definition of “Eligible Receivable,” “Loss Reserve,” or “Loss Percentage,” or (H) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through

33

(G) above in a manner that would circumvent the intention of the restrictions set forth in such clauses; or

(ii)           without the written consent of the then Agent, amend, modify or waive any provision of this Agreement if the effect thereof is to affect the rights or duties of such Agent.

Notwithstanding the foregoing, (i) without the consent of the Financial Institutions, but with the consent of Seller, the Agent may amend this Agreement solely to add additional Persons as Financial Institutions hereunder and (ii) the Agent, the Required Financial Institutions and Jupiter may enter into amendments to modify any of the terms or provisions of Article XI, Article XII, Section 13.13 or any other provision of this Agreement without the consent of Seller, provided that such amendment has no negative impact upon Seller.  Any modification or waiver made in accordance with this Section 13.1 shall apply to each of the Purchasers equally and shall be binding upon Seller, the Purchasers and the Agent.

Section 13.2           Notices.  Except as provided in this Section 13.2, all communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other parties hereto at their respective addresses or telecopy numbers set forth on the signature pages hereof or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto.  Each such notice or other communication shall be effective (i) if given by telecopy, upon the receipt thereof, (ii) if given by mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid or (iii) if given by any other means, when received at the address specified in this Section 14.2.  Seller hereby authorizes the Agent to effect purchases and Tranche Period and Discount Rate selections based on telephonic notices made by any Person whom the Agent in good faith believes to be acting on behalf of Seller.  Seller agrees to deliver promptly to the Agent a written confirmation of each telephonic notice signed by an authorized officer of Seller; provided, however, the absence of such confirmation shall not affect the validity of such notice.  If the written confirmation differs from the action taken by the Agent, the records of the Agent shall govern absent manifest error.

Section 13.3           Ratable Payments.  If any Purchaser, whether by setoff or otherwise, has payment made to it with respect to any portion of the Aggregate Unpaids owing to such Purchaser (other than payments received pursuant to Section 10.2 or 10.3) in a greater proportion than that received by any other Purchaser entitled to receive a ratable share of such Aggregate Unpaids, such Purchaser agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Aggregate Unpaids held by the other Purchasers so that after such purchase each Purchaser will hold its ratable proportion of such Aggregate Unpaids; provided that if all or any portion of such excess amount is thereafter recovered from such Purchaser, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

34

Section 13.4           Protection of Ownership Interests of the Purchasers.

(a)           Seller agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that the Agent may request, to perfect, protect or more fully evidence the Purchaser Interests, or to enable the Agent or the Purchasers to exercise and enforce their rights and remedies hereunder.  At any time, the Agent may, or the Agent may direct Seller or the Servicer to, notify the Obligors of Receivables, at Seller’s expense, of the ownership or security interests of the Purchasers under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to the Agent or its designee.  Seller or the Servicer (as applicable) shall, at any Purchaser’s request, withhold the identity of such Purchaser in any such notification.

(b)           If any Seller Party fails to perform any of its obligations hereunder, the Agent or any Purchaser may (but shall not be required to) perform, or cause performance of, such obligations, and the Agent’s or such Purchaser’s costs and expenses incurred in connection therewith shall be payable by Seller as provided in Section 10.3.  Each Seller Party irrevocably authorizes the Agent at any time and from time to time in the sole discretion of the Agent, and appoints the Agent as its attorney-in-fact, to act on behalf of such Seller Party (i) to execute on behalf of Seller as debtor and to file financing statements necessary or desirable in the Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Purchasers in the Receivables and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables as a financing statement in such offices as the Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Purchasers in the Receivables.  This appointment is coupled with an interest and is irrevocable.

Section 13.5           Confidentiality.

(a)           Each Seller Party and each Purchaser shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Fee Letter and any other confidential or proprietary information with respect to the Agent and Jupiter and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that such Seller Party and such Purchaser and its officers and employees may disclose such information to such Seller Party’s and such Purchaser’s external accountants and attorneys and as required by any applicable law or order of any judicial or administrative proceeding.

(b)           Anything herein to the contrary notwithstanding, each Seller Party hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Agent, the Financial Institutions or Jupiter by each other, (ii) by the Agent or the Purchasers to any prospective or actual assignee or participant of any of them and (iii) by the Agent to any rating agency, Commercial Paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to Jupiter or any entity organized for the purpose of purchasing, or making loans secured by, financial assets for which Bank One acts as the administrative agent and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information.  In

35

addition, the Purchasers and the Agent may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

Section 13.6           Bankruptcy Petition.  Seller, the Servicer, the Agent and each Financial Institution hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of Jupiter, it will not institute against, or join any other Person in instituting against, Jupiter or any such entity any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

Section 13.7           Limitation of Liability.  No claim may be made by any Seller Party or any other Person against Jupiter, the Agent or any Financial Institution or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each Seller Party hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 13.8           CHOICE OF LAW.  THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS.

Section 13.9           CONSENT TO JURISDICTION.  EACH SELLER PARTY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH PERSON PURSUANT TO THIS AGREEMENT AND EACH SELLER PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY PURCHASER TO BRING PROCEEDINGS AGAINST ANY SELLER PARTY IN THE COURTS OF ANY OTHER JURISDICTION.  ANY JUDICIAL PROCEEDING BY ANY SELLER PARTY AGAINST THE AGENT OR ANY PURCHASER OR ANY AFFILIATE OF THE AGENT OR ANY PURCHASER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH SELLER PARTY PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

Section 13.10         WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR

36

OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ANY SELLER PARTY PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

Section 13.11         Integration; Binding Effect; Survival of Terms.

(a)           This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

(b)           This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy).  This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by any Seller Party pursuant to Article V, (ii) the indemnification and payment provisions of Article X, and Sections 13.5 and 13.6 shall be continuing and shall survive any termination of this Agreement.

Section 13.12         Counterparts; Severability; Section References.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.  Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.

Section 13.13         Bank One Roles.  Each of the Financial Institutions acknowledges that Bank One acts, or may in the future act, (i) as administrative agent for Jupiter or any Financial Institution, (ii) as issuing and paying agent for the Commercial Paper, (iii) to provide credit or liquidity enhancement for the timely payment for the Commercial Paper and (iv) to provide other services from time to time for Jupiter or any Financial Institution (collectively, the “Bank One Roles”).  Without limiting the generality of this Section 13.13, each Financial Institution hereby acknowledges and consents to any and all Bank One Roles and agrees that in connection with any Bank One Role, Bank One may take, or refrain from taking, any action that it, in its discretion, deems appropriate, including, without limitation, in its role as administrative agent for Jupiter.

37

Section 13.14         Characterization.

(a)           It is the intention of the parties hereto that each purchase hereunder shall constitute and be treated as an absolute and irrevocable sale, which purchase shall provide the applicable Purchaser with the full benefits of ownership of the applicable Purchaser Interest.

(b)           In addition to any ownership interest which the Agent may from time to time acquire pursuant hereto, Seller hereby grants to the Agent for the ratable benefit of the Purchasers a valid and perfected security interest in all of Seller’s right, title and interest in, to and under all Receivables now existing or hereafter arising, the Collections, each Lock-Box, each Collection Account, all Related Security, all other rights and payments relating to such Receivables, and all proceeds of any thereof prior to all other liens on and security interests therein to secure the prompt and complete payment of the Aggregate Unpaids.  The Agent and the Purchasers shall have, in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative.

Section 13.15         Terms Generally.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

Section 13.16         Accounting Terms.  (a) Except as otherwise specifically provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Seller Parties notify the Agent that the Seller Parties request an amendment to any provision of Article IX hereof (or any related definition) to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof to such provision or definition (or if the Agent notifies the Seller Parties that the Required Financial Institutions request an amendment to any such provision or definition hereof for such purposes), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision or definition amended in accordance with the requirements of this Agreement.  Notwithstanding anything in this Section 13.6 to the contrary, in the event that there is a change in GAAP or in the application thereof occurring after the date hereof mandating the expensing of stock options or comparable equity based compensation, without further action by the Agent or any Seller Party, such changes requiring the expensing of stock options or comparable equity based compensation shall be disregarded and this Agreement shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective.

38

(b)           The financial statements to be furnished to the Agent and the Purchasers pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Seller to the Agent and the Purchasers); provided, that if at any time the computations determining compliance with Article IX utilize accounting principles different from those utilized in the financial statements furnished to the Agent and the Purchasers, such computations shall set forth in reasonable detail a description of the differences and the effect upon such computations.

Section 13.17         Performance Undertaking.  Provider agrees that, contemporaneously with the execution and delivery of this Agreement, it is executing and delivering the Performance Undertaking, in the form attached hereto as Schedule C, in order to guaranty, among other things, obligations of the Servicer under or in connection with this Agreement.

[SIGNATURE PAGES FOLLOW]

39

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

GENLYTE RECEIVABLES CORPORATION,
as Seller

By:	/s/ William G. Ferko
Name:	William G. Ferko
Title:	Treasurer

Address:
Genlyte Receivables Corporation
300 Delaware Avenue, Suite 1704
Wilmington, Delaware 19801
Attention: CFO of
Genlyte Thomas Group LLC
Phone: (302) 427-5728
Fax: (502) 420- 9540

With a copy to the Servicer

GENLYTE THOMAS GROUP LLC,
as initial Servicer

By:	/s/ William G. Ferko
Name:	William G. Ferko
Title:	Chief Financial Officer and VicePresident

Address:
Genlyte Thomas Group LLC
10350 Ormsby Park Place
Suite 601
Louisville, Kentucky 40223
Attention: Treasurer
Phone: (502) 420-9500
Fax: (502) 420-9540

THE GENLYTE GROUP INCORPORATED,
as Provider

By:	/s/ William G. Ferko
Name:	William G. Ferko
Title:	Chief Financial Officer, Vice President, & Treasurer

Address:
As specified in the Performance Undertaking

JUPITER SECURITIZATION CORPORATION

By:	/s/ Maureen E. Marcon
Authorized Signatory

Address: c/o Bank One, NA (Main Office
Chicago), as Agent
Asset Backed Finance
Suite IL1-0079
1 Bank One Plaza
Chicago, Illinois 60670-0079
Attention: Jupiter Funding Manager
Phone: (312) 732-5366
Fax: (312) 732-1844

BANK ONE, NA (MAIN OFFICE CHICAGO), as a Financial Institution and as Agent

By:	/s/ Maureen E. Marcon
Name:	Maureen E. Marcon
Title:	Vice President

Address: Bank One, NA (Main Office Chicago)
Asset Backed Finance
Suite IL1-0594
1 Bank One Plaza
Chicago, Illinois 60670-0594
Attention: Transaction Management
Phone: (312) 732-3133
Fax: (312) 732-2245

EXHIBIT I

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

 “Adverse Claim” means a lien, security interest, charge or encumbrance, or other right or claim in, of or on any Person’s assets or properties in favor of any other Person.

“Affected Financial Institution” has the meaning specified in Section 12.1(c).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person or any Subsidiary of such Person.  A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Agent” has the meaning set forth in the preamble to this Agreement.

“Aggregate Capital” means, on any date of determination, the aggregate amount of Capital of all Purchaser Interests outstanding on such date.

“Aggregate Reduction” has the meaning specified in Section 1.3.

“Aggregate Reserves” means, on any date of determination, the sum of the Loss Reserve, the Yield and Servicer Fee Reserve and the Dilution Reserve.

“Aggregate Unpaids” means, at any time, an amount equal to the sum of all accrued and unpaid fees under the Fee Letter, Jupiter Costs, Yield, Aggregate Capital and all other unpaid Obligations (whether due or accrued) at such time.

“Agreement” means this Receivables Purchase Agreement, as it may be amended or modified and in effect from time to time.

“Amortization Date” means the earliest to occur of (i) the day on which any of the conditions precedent set forth in Section 6.2 are not satisfied, (ii) the Business Day immediately prior to the occurrence of an Amortization Event set forth in Section 9.1(d)(ii), (iii) the Business Day specified in a written notice from the Agent following the occurrence of any other Amortization Event, (iv) the date which is thirty (30) days after the Agent’s receipt of written notice from Seller that it wishes to terminate the facility evidenced by this Agreement and (v) the date of any assignment by Jupiter of all or any portion of its Purchaser Interests to a Funding Source under the related Funding Agreement.

“Amortization Event” has the meaning specified in Article IX.

“Assignment Agreement” has the meaning set forth in Section 12.1(b).

“Authorized Officer” means any officer of a Seller Party whose title is (including any title which is substantially the same as):  (i) Chief Executive Officer, (ii) President, (iii) Chief Financial Officer or Vice President-Finance, or (iv) Treasurer.

“Bank Borrower” means, at any time, Provider, the Originator, Genlyte Holdings Inc., Genlyte Lighting Corporation, Genlyte CLP Scotia ULC, Genlyte CGP Nova Scotia ULC and any other Person that is a “Borrower” as defined in the Bank Credit Agreement.

“Bank Credit Agreement” means the Amended and Restated Credit Agreement, dated as of August 2, 2004, among Provider, certain of its Subsidiaries, National City Bank of Kentucky, as Administrative Agent, and the other financial institutions party thereto, as the same may be amended, restated or otherwise modified from time to time.

“Bank Credit Lender” means each Lender (as defined in the Bank Credit Agreement).

“Bank Credit Party” shall mean each of the Bank Borrowers, the guarantors under the Bank Credit Agreement and any other Subsidiary that is party to any of the Credit Documents (as defined in the Bank Credit Agreement).

“Bank Maturity Date” shall mean July 31, 2009, or such earlier date on which the Total Commitment (as defined in the Bank Credit Agreement) is terminated.

“Bank One” means Bank One, NA (Main Office Chicago) in its individual capacity and its successors.

“Broken Funding Costs” means for any Purchaser Interest which: (i) has its Capital reduced without compliance by Seller with the notice requirements hereunder or (ii) does not become subject to an Aggregate Reduction following the delivery of any Reduction Notice or (iii) is at any time assigned by Jupiter to any Funding Source or terminated prior to the date on which it was originally scheduled to end; an amount equal to the excess, if any, of (A) the Jupiter Costs or Yield (as applicable) that would have accrued during the remainder of the Calculation Periods or Tranche Periods, as the case may be, determined by the Agent to relate to such Purchaser Interest (as applicable) subsequent to the date of such reduction, assignment or termination (or in respect of clause (ii) above, the date such Aggregate Reduction was designated to occur pursuant to the Reduction Notice) of the Capital of such Purchaser Interest if such reduction, assignment or termination had not occurred or such Reduction Notice had not been delivered, over (B) the sum of (x) to the extent all or a portion of such Capital is allocated to another Purchaser Interest, the amount of Jupiter Costs or Yield actually accrued during the remainder of such period on such Capital for the new Purchaser Interest, and (y) to the extent such Capital is not allocated to another Purchaser Interest, the income, if any, actually received during the remainder of such period by the holder of such Purchaser Interest from investing the portion of such Capital not so allocated.  In the event that the amount referred to in clause (B) exceeds the amount referred to in clause (A), the relevant Purchaser or Purchasers agree to pay to Seller the amount of such excess.  All Broken Funding Costs shall be due and payable hereunder upon demand.

“Business Day” means any day on which banks are not authorized or required to close in New York, New York or Chicago, Illinois and The Depository Trust Company of New York is

open for business, and, if the applicable Business Day relates to any computation or payment to be made with respect to the LIBO Rate, any day on which dealings in dollar deposits are carried on in the London interbank market.

“Calculation Period” means, with respect to any Purchaser Interest, each period from, and including, one Period End Date to, but excluding, the next following applicable Period End Date, except that the initial Calculation Period will commence on, and include, the date of the initial purchase hereunder.

“Capital” of any Purchaser Interest means, at any time, (A) the Purchase Price of such Purchaser Interest, minus (B) the sum of the aggregate amount of Collections and other payments received by the Agent which in each case are applied to reduce such Capital in accordance with the terms and conditions of this Agreement; provided that such Capital shall be restored (in accordance with Section 2.5) in the amount of any Collections or other payments so received and applied if at any time the distribution of such Collections or payments are rescinded, returned or refunded for any reason.

“Capital Lease” as applied to any Person means any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Capitalized Lease Obligations” means all obligations under Capital Leases of any Bank Credit Party, in each case taken at the amount thereof accounted for as liabilities identified as “capital lease obligations” (or any similar words) on a balance sheet of such Bank Credit Party as prepared in accordance with GAAP.

“Cash Discount Reserve” means, at any time, an amount equal to the product of (a) 1.25, multiplied by (b) the aggregate original Outstanding Balance of all Receivables originated during the immediately preceding two Fiscal Months, multiplied by (c) the arithmetic average, for the twelve immediately preceding Fiscal Months, of the ratios (expressed as percentages), of (x) the aggregate of all Cash Discounts that were provided (or in accordance with Disclosed Methods should have been provided) by the Seller Parties during such Fiscal Month, divided by (y) the aggregate original Outstanding Balance of all Receivables originated during such Fiscal Month.

“Cash Discounts” means all cash discounts, deductions or reductions (for prompt payment or otherwise) on Receivables that were provided (or in accordance with Disclosed Methods should have been provided) to an Obligor by the Originators, which discount is permitted by the terms of such Receivables to be deducted by such Obligor from the payment remitted by such Obligor with respect to such Receivable.

“Change of Control” means the occurrence of any of the following:

(a)           any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) who is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for the purposes of this clause (a) such Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 25% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding capital stock in Provider;

(b)           individuals who constituted the Board of Directors of Provider at any given time (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of Provider as approved by a vote of 66-2/3% of the directors of Provider then still in office who were either directors at such time or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

(c)           the adoption of a plan relating to the liquidation or dissolution of Provider;

(d)           the merger or consolidation of Provider with or into another Person or the merger of another Person with or into Provider, or the sale of all or substantially all the assets of Provider (determined on a consolidated basis) to another Person, other than a merger or consolidation transaction in which holders of capital stock representing 100% of the ordinary voting power represented by capital stock in Provider immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least 80% of the ordinary voting power represented by, as the case may be, shares of capital stock, membership interests, partnership interests or equivalent equity interests in the surviving Person in such merger or consolidation transaction issued and outstanding immediately after such transaction and in substantially the same proportion as before the transaction; or

(e)           Provider shall cease to own, directly or indirectly, 100% of the issued and outstanding equity of each other Seller Party.

“Charged-Off Receivable” means a Receivable (other than a Collection/Attorney Receivable): (i) as to which the Obligor thereof has taken any action, or suffered any event to occur, of the type described in Section 9.1(d) (as if references to Seller Party therein refer to such Obligor), (ii) as to which the Obligor thereof, if a natural person, is deceased, (iii) which, consistent with the Credit and Collection Policy, would be written off Seller’s books as uncollectible, (iv) which has been identified by Seller as uncollectible or (v) as to which any payment, or part thereof (other than with respect to any Dating Receivable), remains unpaid for 181 days or more from the original invoice date for such payment.

“Collection Account” means each concentration account, depositary account, lock-box account or similar account in which any Collections are collected or deposited and which is listed on Exhibit IV.

“Collection Account Agreement” means an agreement substantially in the form of Exhibit VI among Originator, Seller, the Agent and a Collection Bank.

“Collection/Attorney Receivable” means any Receivable which is, or in accordance with Disclosed Methods should be, reported, classified or described on any Seller Party’s books and records as a “Collection/Attorney” receivable; provided, however, that the term “Collection/Attorney Receivable” does not include any Receivable that has been or should be charged or written off any Seller Party’s books as uncollectible.

“Collection Bank” means, at any time, any of the banks holding one or more Collection Accounts.

“Collection Notice” means a notice, in substantially the form of Annex A to Exhibit VI, from the Agent to a Collection Bank.

“Collections” means, with respect to any Receivable, all cash collections and other cash proceeds in respect of such Receivable, including, without limitation, all yield, Finance Charges or other related amounts accruing in respect thereof and all cash proceeds of Related Security with respect to such Receivable and all Deemed Collections with respect thereto.

“Commercial Paper” means promissory notes of Jupiter issued by Jupiter in the commercial paper market.

“Commitment” means, for each Financial Institution, the commitment of such Financial Institution to purchase Purchaser Interests from Seller in an amount not to exceed (i) in the aggregate, the amount set forth opposite such Financial Institution’s name on Schedule A to this Agreement, as such amount may be modified in accordance with the terms hereof and (ii) with respect to any individual purchase hereunder, its Pro Rata Share of the Purchase Price therefor.

“Commitment Availability” means at any time the positive difference (if any) between (a) an amount equal to the aggregate amount of the Commitments at such time minus (b) the Aggregate Capital at such time.

“Commodity Hedge Agreement” shall mean any commodity swap agreement, forward commodity purchase agreement, forward commodity option agreement or similar agreement or arrangement.

“Concentration Limit” means, at any time, for any Obligor, 4.0% of the aggregate Net Eligible Receivables Balance at such time, or such other amount (a “Special Concentration Limit”) for such Obligor designated by the Agent; provided, that in the case of an Obligor and any Affiliate of such Obligor, the Concentration Limit shall be calculated as if such Obligor and such Affiliate are one Obligor; and provided, further, that Jupiter or the Required Financial Institutions may, upon not less than three Business Days’ notice to Seller, cancel any Special Concentration Limit.

 “Consolidated Amortization Expense” means, for any period, the amortization expenses of Provider and its Subsidiaries, calculated on a consolidated basis and determined in accordance with GAAP.

“Consolidated Capital Expenditures” means, for any period, the sum of all expenditures for property, plant or equipment (whether paid in cash or accrued as liabilities and including in all events amounts expended or capitalized under Capital Leases and Synthetic Leases but excluding any amount representing capitalized interest) by Provider and its Subsidiaries on a consolidated basis during that period.

“Consolidated Depreciation Expense” means, for any period, the consolidated depreciation expenses of Provider and its Subsidiaries, calculated on a consolidated basis and determined in accordance with GAAP.

“Consolidated EBIT” means, for any period, Consolidated Net Income for such period; plus (A) the sum (without duplication) of the amounts for such period included in determining such Consolidated Net Income of (i) Consolidated Interest Expense, (ii) Consolidated Income Tax Expense, (iii) extraordinary and other non-recurring non-cash losses and charges and (iv) a non-cash inventory charge under purchase accounting in connection with the acquisition of the Thomas Interests by Subsidiaries of Provider; minus (B) extraordinary gains on sales of assets and other extraordinary or other non-recurring gains, of Provider and its Subsidiaries, calculated on a consolidated basis, and determined in accordance with GAAP.

“Consolidated EBITDA” means, for any period, Consolidated EBIT for such period; plus the sum (without duplication) of the amounts for such period included in determining Consolidated Net Income of Consolidated Depreciation Expense and Consolidated Amortization Expense of Provider and its Subsidiaries, calculated on a consolidated basis and determined in accordance with GAAP.

“Consolidated Income Tax Expense” means, for any period, all provisions for taxes based on the net income of Provider and its Subsidiaries (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto), calculated on a consolidated basis and determined in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, for any Testing Period, the ratio of (i) Consolidated EBIT for such Testing Period, to (ii) Consolidated Interest Expense for such Testing Period as determined at the end of any fiscal quarter; provided, however, that in computing Consolidated EBIT and Consolidated Interest Expense for each of the Testing Periods ending on or prior to June 30, 2005, Consolidated EBIT and Consolidated Interest Expense shall be determined as if Provider had owned, directly or indirectly, 100% of, as the case may be, the partnership interests or the membership interests in Genlyte and GTG Intangible during all of such Testing Period.

“Consolidated Interest Expense” means, for any period, the total of interest expense (including that which is capitalized, that which is attributable to Capital Leases (but not to Synthetic Leases) and the pre-tax equivalent of dividends payable on Redeemable Stock that has a liquidation preference over common stock, and that which is Yield, of Provider and its Subsidiaries, calculated on a consolidated basis and determined in accordance with GAAP, with respect to all outstanding Indebtedness of the Provider and its Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and net obligations under Financial Hedge Agreements, but excluding, however, any interest expense in respect of any amortization or write-off of deferred financing costs and any charges for prepayment penalties on prepayment of Indebtedness.

“Consolidated Net Income” means for any period, the net income (or loss) of Provider and its Subsidiaries for such period taken as a single accounting period, calculated on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Worth” means, as of any date, the difference between the assets and liabilities as referred on Provider’s consolidated balance sheet, determined in accordance with GAAP.

“Consolidated Total Debt” means, at any time, the principal amount (or Capitalized Lease Obligation, in the case of a Capital Lease, or present value, based on the implicit interest rate, in the case of any Synthetic Lease, or the higher of liquidation value or stated value, in the case of Redeemable Stock) of all Indebtedness of Provider and its Subsidiaries, without duplication, determined on a consolidated basis, including without limitation, the Aggregate Capital at such time.

“Contract” means, with respect to any Receivable, any and all instruments, agreements, invoices or other writings pursuant to which such Receivable arises or which evidences such Receivable.

 “Credit and Collection Policy” means Seller’s credit and collection policies and practices relating to Contracts and Receivables existing on the date hereof and summarized in Exhibit VIII hereto, as modified from time to time in accordance with this Agreement.

“Dating Receivable” means any Receivable which, by its terms, is due and payable more than 60 days from the original invoice date therefor, and classified by any Seller Party on its books and records in accordance with Disclosed Methods as a “Dating Receivable”; it being understood that following the date that payment is due with respect to any Receivable originally classified as a “Dating Receivable” such Receivables shall no longer be a “Dating Receivable” for purposes of this Agreement or any other Transaction Document.

“Deemed Collections”  means the aggregate of all amounts Seller shall have been deemed to have received as a Collection of a Receivable.  Seller shall be deemed to have received a Collection in full of a Receivable if at any time (i) the Outstanding Balance of any such Receivable is either (x) reduced as a result of any defective or rejected goods or services, any discount, rebate or any adjustment or otherwise (including, without limitation, Cash Discounts and Rebates) by Seller or applicable Originator (other than cash Collections on account of the Receivables) or (y) reduced or canceled as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction) or (ii) any of the representations or warranties in Article V are no longer true with respect to any Receivable.

“Default Fee” means with respect to any amount due and payable by Seller in respect of any Aggregate Unpaids, an amount equal to the greater of (i) $1000 and (ii) interest on any such unpaid Aggregate Unpaids at a rate per annum equal to 3% above the Prime Rate.

 “Default Trigger Ratio” means, at any time, the arithmetic average for the three immediately preceding Fiscal Months ending on or prior to such date of the Loss Ratios for each such Fiscal Month.

“Delinquency Trigger Ratio” means, at any time, the arithmetic average for the three immediately preceding Fiscal Months of the ratios (expressed as percentages) calculated as of the last date of each such Fiscal Month, equal to (i) the aggregate Outstanding Balance of all

Receivables that were Delinquent Receivables as of the last day of such Fiscal Month, divided by (ii) the aggregate Outstanding Balance of all Receivables as of the last day of such Fiscal Month.

“Delinquent Receivable” means a Receivable (other than a Dating Receivable) as to which any payment, or part thereof, remains unpaid for more than 90 days from the original invoice date for such payment.

“Designated Obligor” means an Obligor indicated by the Agent to Seller in writing.

“Dilution Horizon Factor” means, for any Fiscal Month:

(a)           if the ratio of (i) the amount of Consolidated Total Debt as of the end of the immediately preceding Testing Period ending on or prior to such date  (commencing with the Testing Period ending September 30, 2004) to (ii) Consolidated EBITDA for such Testing Period, is less than or equal to 3.0 to 1.00, a fraction, the numerator of which equals the aggregate original Outstanding Balance of all Receivables originated during such Fiscal Month and the two immediately preceding Fiscal Months, and the denominator of which equals the Net Eligible Receivables Balance as of the last day of such Fiscal Month, and

(b)           if the ratio of (i) the amount of Consolidated Total Debt as of the end of the immediately preceding Testing Period ending on or prior to such date  (commencing with the Testing Period ending September 30, 2004) to (ii) Consolidated EBITDA for such Testing Period, is greater than 3.0 to 1.00, a fraction, the numerator of which equals the aggregate original Outstanding Balance of all Receivables originated during such Fiscal Month and the three immediately preceding Fiscal Months, and the denominator of which equals the Net Eligible Receivables Balance as of the last day of such Fiscal Month.

 “Dilution Percentage” means as of any date of determination the greater of (i) 10% and (ii) a percentage calculated in accordance with the following formula:

DP = [(2 x ADR) + [(HDR - ADR) x (HDR/ADR)]] x DHF

where:

DP           =      the Dilution Percentage;

ADR       =      the average of the monthly Dilution Ratios occurring during the 12 immediately preceding Fiscal Months;

HDR       =      (a) if the ratio of (i) the amount of Consolidated Total Debt as of the end of the immediately preceding Testing Period ending on or prior to such date  (commencing with the Testing Period ending September 30, 2004) to (ii) Consolidated EBITDA for such Testing Period, is less than or equal to  3.0 to 1.00, the highest three-month rolling average of Dilution Ratios occurring during the 12 immediately preceding Fiscal Months, and

(b) if the ratio of (i) the amount of Consolidated Total Debt as of the end of the immediately preceding Testing Period ending on or prior to such date  (commencing with the Testing Period ending September 30, 2004) to (ii) Consolidated EBITDA for such Testing Period, is greater than to  3.0 to 1.00, the highest four-month rolling average of Dilution Ratios occurring during the 12 most immediately preceding Fiscal Months; and

DHF        =      the Dilution Horizon Factor at such time.

“Dilution Ratio” means, for any Fiscal Month, a percentage equal to (i) the aggregate amount of Dilutions (other than Cash Discounts and Rebates used in the calculations of the Cash Discount Reserve and Rebate Reserve, respectively, with respect to such Fiscal Month) which occurred during such Fiscal Month, divided by (ii) the aggregate original Outstanding Balance of all Receivables generated during the fourth preceding Fiscal Month.

“Dilution Reserve” means, at any time, an amount equal to the product of (a) the Net Receivables Balance as of the close of business on such date, and (b) the Dilution Percentage.

“Dilution Trigger Ratio” means, at any time, the arithmetic average for the three immediately preceding Fiscal Months ending on or prior to such date of the Dilution Ratio for each such Fiscal Month.

“Dilutions” means, at any time, the aggregate amount of reductions or cancellations described in clause (i) of the definition of “Deemed Collections”.

“Disclosed Methods” means, in connection with any item recorded in the books and records of the Seller Parties or paid or provided by the Seller Parties, the practices and procedures employed by the Seller Parties prior to the date of this Agreement, as such practices and procedures were disclosed to the Agent prior to the date of this Agreement.

“Discount Rate” means (x) the LIBO Rate plus 1.0 % per annum, or (y) the Prime Rate, as applicable, with respect to each Purchaser Interest of the Financial Institutions or funded by Jupiter using proceeds received from any Funding Source under the related Funding Agreement.

“Eligible Receivable” means, at any time, a Receivable:

(i)  the Obligor of which (a) if a natural person, is a resident of the United States or, if a corporation or other business organization, is organized under the laws of the United States or any political subdivision thereof and has its chief executive office in the United States; (b) is not an Affiliate of any of the parties hereto; (c) is not a Designated Obligor;  (d) is not a government or a governmental subdivision or agency; and (e) is not a Sales Representative of the Seller, the Servicer, any Originator or any Affiliate thereof,

(ii)  the Obligor of which is not the Obligor of any Charged-Off Receivable,

(iii)  which is not a Charged-Off Receivable or a Delinquent Receivable,

(iv)  which by its terms (other than in the case of Dating Receivables) is due and payable within 60 days of the original billing date therefor and has not had its payment terms extended,

(v)  which is an “account” within the meaning of Section 9-102 of the UCC of all applicable jurisdictions,

(vi)  which is denominated and payable only in United States dollars in the United States,

(vii)  which arises under an invoice in substantially the form of one of the form invoices set forth on Exhibit IX hereto (or an invoice or contract otherwise approved by the Agent in writing), which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms subject to no offset, counterclaim or other defense,

(viii)  which arises under a Contract which (A) does not require the Obligor under such Contract to consent to the transfer, sale or assignment of the rights and duties of Originator or any of its assignees under such Contract and (B) does not contain a confidentiality provision that purports to restrict the ability of any Purchaser to exercise its rights under this Agreement, including, without limitation, its right to review the Contract,

(ix)  which arises under a Contract that contains an obligation to pay a specified sum of money, contingent only upon the sale of goods or the provision of services by the applicable Originator,

(x)  which, together with the Contract related thereto, does not contravene any law, rule or regulation applicable thereto (including, without limitation, any law, rule and regulation relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of the Contract related thereto is in violation of any such law, rule or regulation,

(xi)  which satisfies all applicable requirements of the Credit and Collection Policy,

(xii)  which was generated in the ordinary course of an Originator’s business,

(xiii)  which arises solely from the sale of goods and/or the provision of services to the related Obligor by the applicable Originator, and not by any other Person (in whole or in part),

(xiv)  as to which the Agent has not notified Seller that the Agent has determined that such Receivable or class of Receivables is not acceptable as an Eligible Receivable, including, without limitation, because such Receivable arises under a Contract that is not acceptable to the Agent,

(xv)  which is not subject to any right of rescission, set-off, counterclaim, contra account, any other defense (including defenses arising out of violations of usury laws) of the applicable Obligor against the applicable Originator or any other Adverse Claim, and the Obligor thereon holds no right as against such Originator to cause such Originator to repurchase the goods or merchandise the sale of which shall have given rise to such Receivable (except with respect to sale discounts effected pursuant to the Contract, or defective goods returned in accordance with the terms of the Contract),

(xvi)  as to which the applicable Originator has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor,

(xvii)  all right, title and interest to and in which has been validly transferred by the applicable Originator directly to Seller (or, in the case of any Originators that are Original Sellers, to Genlyte) under and in accordance with the Receivables Sale Agreement, and Seller has good and marketable title thereto free and clear of any Adverse Claim; and

(xviii)  which, in the case of any Dating Receivable (x) has not had its payment terms extended and (y) when added to the aggregate Outstanding Balance of all other Dating Receivables, does not cause such Outstanding Balance to exceed 15% of the aggregate Outstanding Balance of all Receivables; provided, however that not more than 15% of all Dating Receivable included, at any time, in the Net Receivables Pool as Eligible Receivable may have payment terms that provide for the payment of such Receivable greater than or equal to 360 days from the original billing date therefor.

 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Facility Account” means Seller’s Account No. 5606118962 at PNC Bank, National Association.

 “Facility Termination Date” means the earliest of (i) July 27, 2007, (ii) the Scheduled Commitment Termination Date of all Financial Institutions, (iii) the Amortization Date and (iv) the date of expiration of any liquidity facility provided to Jupiter in connection with this Agreement by any Funding Source.

“Federal Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as amended and any successor statute thereto.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate per annum for each day during such period equal to (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York in the Composite Closing Quotations for U.S. Government Securities; or (b) if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:30 a.m. (Chicago time) for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain letter agreement dated as of the date hereof among Seller, the Servicer and the Agent, as it may be amended or modified and in effect from time to time.

“Finance Charges” means, with respect to a Contract, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Contract.

“Financial Hedge Agreement” shall mean (i) any interest rate swap agreement, any interest rate cap agreement, any interest rate collar agreement or other similar agreement or arrangement; and (ii) any currency swap agreement, forward currency purchase agreement or similar agreement or arrangement.

“Financial Institutions” has the meaning set forth in the preamble in this Agreement.

“Fiscal Month” means a fiscal month used by Provider and its subsidiaries in maintaining their books and records, provided that such month is determined pursuant to Disclosed Methods.

“Funding Agreement” means any agreement or instrument executed by any Funding Source with or for the benefit of Jupiter.

“Funding Source” means (i) any Financial Institution or (ii) any insurance company, bank or other funding entity providing liquidity, credit enhancement or back-up purchase support or facilities to Jupiter.

“GAAP” means accounting principles generally accepted in the United States as in effect from time to time; it being understood and agreed that determinations in accordance with GAAP for purposes of Article IX, including defined terms as used therein, are subject (to the extent provided therein) to Section 13.16.

“Genlyte Bankruptcy Event” means Provider or any of the Material Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”) or an equivalent statute under the laws of Canada or any province thereof; or an involuntary case is commenced against Provider or any of the Material Subsidiaries and the petition is not controverted within 30 days, or is not dismissed within 45 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) or equivalent appointee under the laws of Canada or any province thereof is appointed for, or takes charge of, all or substantially all of the property of Provider or any of the Material Subsidiaries; or any of Provider or a Material Subsidiary commences (including by way of applying for or consenting to the appointment of, or the taking of possession by, a rehabilitator, receiver, custodian, trustee, conservator or liquidator (collectively, a “conservator”) of itself or all or any substantial portion of its property) any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, conservatorship or similar law of any jurisdiction whether now or hereafter in effect relating to Provider or any of the Material Subsidiaries; or any such proceeding is commenced against Provider or any of the Material Subsidiaries to the extent such proceeding is consented to by such Person or remains undismissed for a period of 45 days; or Provider or any of the Material Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Provider or any of the Material Subsidiaries suffers any appointment of any conservator or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 45 days; or Provider or any of the Material Subsidiaries makes a general assignment for the benefit of creditors; or any corporate (or similar organizational) action is taken by Provider or any of the Material Subsidiaries for the purpose of effecting any of the foregoing.

“Genlyte Cross Default” means Provider or any of its Subsidiaries shall (i) permit the occurrence of an “event of default” (or equivalent event or condition otherwise named) under a Specified Hedge Agreement or otherwise shall default in the observance or performance of any agreement or condition under a Specified Hedge Agreement (and all grace periods, if any, applicable to such observance, performance or condition shall have expired), the effect of which “event of default” or other default is to cause or to permit the Bank Credit Lender or Affiliate thereof that is a party to such Specified Hedge Agreement to require an early termination thereof, (ii) default in any payment with respect to any Indebtedness in excess, in the aggregate, of $10,000,000 owed to any Person, and such default shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness in excess, in the aggregate, of $10,000,000, or (iii) default in the observance or performance of any agreement or condition relating to any such Indebtedness in excess, in the aggregate, of $10,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto (and all grace periods applicable to such observance, performance or condition shall have expired), or any other event shall occur or circumstance shall exist, the effect of which default or other event or circumstance is to cause, or to permit the holder or holders of such Indebtedness in excess, in the aggregate, of $10,000,000 (or a trustee or agent on behalf of such holder or holders) to cause any such Indebtedness in excess, in the aggregate, of $10,000,000 to become due prior to its stated maturity; or any such Indebtedness in excess, in the aggregate, of $10,000,000 of Provider or any of its Subsidiaries shall be declared to be due and payable, or shall be required to be prepaid (other than by a regularly scheduled required prepayment or redemption, prior to the stated maturity thereof).

“Genlyte Judgment Default” means one or more judgments or decrees shall be entered against Provider or any of its Subsidiaries involving a liability equal to or more than $25,000,000 in the aggregate for all such judgments and decrees for Provider and its Subsidiaries (excluding any judgment covered by insurance as to which the carrier has adequate claims paying ability and has not reserved its rights), and any such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days from the entry thereof.

“GTG Intangible” means GTG Intangible Holdings LLP, a Delaware limited liability partnership.

“Guaranty Obligations” shall mean as to any Person (without duplication) any obligation of such Person guaranteeing any Indebtedness (“primary Indebtedness”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary Indebtedness, or (d) otherwise to assure or hold harmless the owner of such primary Indebtedness against loss in respect thereof, provided, however, that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary Indebtedness in respect of which such Guaranty Obligation is made or, if no stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Incremental Purchase” means a purchase of one or more Purchaser Interests which increases the total outstanding Aggregate Capital hereunder.

“Indebtedness” of any Person shall mean without duplication:

(i)            all indebtedness of such Person for borrowed money;

(ii)           all bonds, notes, debentures and similar debt securities of such Person;

(iii)          the deferred purchase price of capital assets or services which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person;

(iv)          the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder;

(v)           all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances;

(vi)          all Indebtedness of a second Person secured by any Adverse Claim on any property owned by such first Person, whether or not such Indebtedness has been assumed;

(vii)         all Capitalized Lease Obligations of such Person;

(viii)        the present value, determined on the basis of the implicit interest rate, of all basic rental obligations under all Synthetic Leases of such Person;

(ix)           all net obligations of such Person under Hedge Agreements;

(x)            the full outstanding balance of trade receivables, notes or other instruments sold with full recourse (and the portion thereof subject to potential recourse, if sold with limited recourse), other than in any such case any thereof sold solely for purposes of collection of delinquent accounts;

(xi)           the stated value, or liquidation value if higher, of all Redeemable Stock of such Person; and

(xii)          all Guaranty Obligations of such Person of any indebtedness or other obligation of the type described in clauses (i) through (xi) above;

provided that (a) neither trade payables nor other similar accrued expenses, in each case arising in the ordinary course of business, nor obligations in respect of insurance policies or performance or surety bonds which themselves are not guarantees of Indebtedness (nor drafts, acceptances or similar instruments evidencing the same nor obligations in respect of letters of credit supporting the payment of the same) that are no more than forty-five days delinquent, shall constitute Indebtedness; and (b) the Indebtedness of any Person shall in any event include (without duplication) the Indebtedness of any other entity (including any general partnership in which such Person is a general partner) to the extent such Person is liable thereon as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide expressly that such Person is not liable thereon.

“Independent Director” shall mean a member of the Board of Directors of Seller who is not at such time, and has not been at any time during the preceding five (5) years, (A) a director, officer, employee or affiliate of Seller, the Servicer, any Originator, or any of their respective Subsidiaries or Affiliates, or (B) the beneficial owner (at the time of such individual’s appointment as an Independent Director or at any time thereafter while serving as an Independent Director) of any of the outstanding common shares of Seller, the Servicer, any Originator, or any of their respective Subsidiaries or Affiliates, having general voting rights.

“Jupiter” has the meaning set forth in the preamble to this Agreement.

“Jupiter Costs” means for any Calculation Period with respect to any Purchaser Interest of Jupiter not funded by it under a Funding Agreement, an amount equal to the product of (x) the USD-LIBOR-BBA for such Calculation Period minus 0.01%, multiplied by (y) the Capital of such Purchaser Interest for each day elapsed during such Calculation Period, annualized on a 360 day basis.

“LIBO Rate” means the rate per annum equal to (a) the applicable British Bankers’ Association Interest Settlement Rate for deposits in U.S. dollars appearing on Reuters Screen FRBD as of 11:00 a.m. (London time) two Business Days prior to the first day of the relevant Tranche Period, and having a maturity equal to such Tranche Period, provided that, (i) if Reuters Screen FRBD is not available to the Agent for any reason, the applicable LIBO Rate for the relevant Tranche Period shall instead be the applicable British Bankers’ Association Interest Settlement Rate for deposits in U.S. dollars as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Tranche Period, and having a maturity equal to such Tranche Period, and (ii) if no such British Bankers’ Association Interest Settlement Rate is available to the Agent, the applicable LIBO Rate for the relevant Tranche Period shall instead be the rate determined by the Agent to be the rate at which Bank One offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Tranche Period, in the approximate amount to be funded at the LIBO Rate and having a maturity equal to such Tranche Period, divided by (b) one minus the maximum aggregate reserve requirement (including all basic, supplemental, marginal or other reserves) which is imposed against the Agent in respect of Eurocurrency liabilities, as defined in Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time (expressed as a decimal), applicable to such Tranche Period.  The LIBO Rate shall be rounded, if necessary, to the next higher 1/16 of 1%.

“Lock-Box” means each locked postal box with respect to which a bank who has executed a Collection Account Agreement has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Exhibit IV.

“London Banking Day” means, any day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in the City of London.

“Loss Horizon Factor” means, for any Fiscal Month, a fraction, the numerator of which equals the aggregate original Outstanding Balance of all Receivables originated during such Fiscal Month and the two immediately preceding Fiscal Months, and the denominator of which equals the Net Eligible Receivables Balance as of the last day of such Fiscal Month.

 “Loss Percentage” means at any time the greater of (i) 12% and (ii) a percentage calculated in accordance with the following formula:

LP = 2 x LHF x LR

where:

LP           =      the Loss Percentage;

LHF        =      the Loss Horizon Factor; and

LR           =      the highest three month rolling average of the Loss Ratios occurring during the 12 immediately preceding Fiscal Months.

“Loss Ratio” means, for any Fiscal Month, a ratio (expressed as a percentage) equal to (i) one-third of the aggregate Outstanding Balance of all Receivables which are more than 90 days past the original invoice date therefor and less than 181 days past the original invoice date therefor as of the last day of such Fiscal Month plus all Charged-Off Receivables which are less than or equal to 90 days past the original invoice date therefor as of the last day of such Fiscal Month and which have been written off during such Fiscal Month, divided by (ii) the aggregate original Outstanding Balance of all Receivables originated during the fourth preceding Fiscal Month.

“Loss Reserve” means, at any time, an amount equal to the Loss Percentage multiplied by the Net Receivables Balance as of the close of business on such date.

“Material Adverse Effect” means a material adverse effect on:

(i)            the business, operations, property, prospects, assets, liabilities or condition (financial or otherwise) of (A) the Seller Parties and their Subsidiaries, taken as a whole, (B) an Originator and its Subsidiaries, taken as a whole, or (C) the Seller,

(ii)           the ability of any Seller Party to perform its obligations under this Agreement any other Transaction Document to which it is a party,

(iii)          the ability of (A) the Seller Parties and their Subsidiaries, taken as a whole, (B) an Originator and its Subsidiaries, taken as a whole, or (C) the Seller to pay their liabilities and obligations when due,

(iv)          the legality, validity or enforceability of this Agreement or any other Transaction Document,

(v)           any Purchaser’s interest in the Receivables generally or in any significant portion of the Receivables, the Related Security or the Collections with respect thereto, or

(vi)          the collectibility of the Receivables generally or of any material portion of the Receivables.

“Material Subsidiary” means, at any time, any Subsidiary of Provider (i) that has assets at such time comprising three percent (3%) or more of the consolidated assets of Provider, or (ii) whose operations in the current fiscal year are expected to, or whose operations in the most recent fiscal year did (or would have if such Person had been a Subsidiary for such entire fiscal year), represent three percent (3%) or more of the consolidated earnings before interest, taxes, depreciation and amortization of Provider for such fiscal year; provided, however, that notwithstanding the foregoing , the term “Material Subsidiary” shall include, without limitation, each Bank Borrower, Genlyte Canadian Holdings, LLC, Genlyte Intangible, Inc., Shakespeare Composite Structures LLC, GTG Intangible, Genlyte International Acquisitions LP, Canlyte Inc., Ledalite Architectural Products LP, Lumec Holding Corp. and Lumec Inc.

“Monthly Report” means a report, in substantially the form of Exhibit X hereto (appropriately completed), furnished by the Servicer to the Agent pursuant to Section 8.5.

“Net Eligible Receivables Balance” means, at any time, the aggregate Outstanding Balance of all Eligible Receivables at such time reduced by the sum of (x) the Cash Discount Reserve at such time and (y) the Rebate Reserve at such time.

“Net Receivables Balance” means, at any time, the aggregate Net Eligible Receivables Balance at such time reduced by the aggregate amount by which the Outstanding Balance of all Eligible Receivables of each Obligor and its Affiliates exceeds the Concentration Limit for such Obligor.

“Obligations” shall have the meaning set forth in Section 2.1.

“Obligor” means a Person obligated to make payments pursuant to a Contract.

“Operating Lease” as applied to any Person means any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is not accounted for as a Capital Lease on the balance sheet of that Person.

“Original Seller” means each Subsidiary of Genlyte from time to time party to the Receivables Sale Agreement as a Seller to Genlyte of the Receivables originated by such Person.

“Originator” means (i) Genlyte, in its capacity as seller of Receivables to the Seller under the Receivables Sale Agreement, and (ii) each Original Seller.

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.

“Participant” has the meaning set forth in Section 12.2.

“Performance Undertaking” means that certain Performance Undertaking, dated as of August 2, 2004 and attached hereto as Schedule C, by Provider in favor of the Agent for the benefit of the Purchasers, as the same may be amended, restated or otherwise modified from time to time.

“Period End Date” means for any Calculation Period, the 17th date of each calendar month; provided, however if such day is not a Business Day, the first following day that is a Business Day unless that day falls in the next calendar month, in which case that date will be the first preceding day that is a Business Day.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

 “Potential Amortization Event” means an event which, with the passage of time or the giving of notice, or both, would constitute an Amortization Event.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by Bank One or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Proposed Reduction Date” has the meaning set forth in Section 1.3.

“Pro Rata Share” means, for each Financial Institution, a percentage equal to (i) the Commitment of such Financial Institution, divided by (ii) the aggregate amount of all Commitments of all Financial Institutions hereunder.

“Provider” has the meaning set forth in the preamble to this Agreement.

“Purchase Limit” means $100,000,000.

“Purchase Notice” has the meaning set forth in Section 1.2.

“Purchase Price” means, with respect to any Incremental Purchase of a Purchaser Interest, the amount paid to Seller for such Purchaser Interest which shall not exceed the least of (i) the amount requested by Seller in the applicable Purchase Notice, (ii) the unused portion of the Purchase Limit on the applicable purchase date and (iii) the excess, if any, of the Net Receivables Balance (less the Aggregate Reserves) on the applicable purchase date over the aggregate outstanding amount of Aggregate Capital determined as of the date of the most recent Monthly Report, taking into account such proposed Incremental Purchase.

“Purchasers” means Jupiter and each Financial Institution.

“Purchaser Interest” means, at any time, an undivided percentage ownership interest (computed as set forth below) associated with a designated amount of Capital, selected pursuant to the terms and conditions hereof in (i) each Receivable arising prior to the time of the most recent computation or recomputation of such undivided interest, (ii) all Related Security with respect to each such Receivable, and (iii) all Collections with respect to, and other proceeds of, each such Receivable.  Each such undivided percentage interest shall equal:

C
NRB – AR

where:

C             =      the Capital of such Purchaser Interest.

AR          =      the Aggregate Reserves.

NRB        =      the Net Receivables Balance.

Such undivided percentage ownership interest shall be initially computed on its date of purchase.  Thereafter, until the Amortization Date, each Purchaser Interest shall be automatically recomputed (or deemed to be recomputed) on each day prior to the Amortization Date.  The variable percentage represented by any Purchaser Interest as computed (or deemed recomputed) as of the close of the business day immediately preceding the Amortization Date shall remain constant at all times thereafter.

“Purchasing Financial Institution” has the meaning set forth in Section 12.1(b).

“Rebate Reserve” means:

(a)           at any time during the Fiscal Months of April though October, the product of (i) 1.5 multiplied by (ii) the average, for the immediately preceding twelve Fiscal Months, of the aggregate Rebates that were provided (or in accordance with Disclosed Methods should have been provided) by a Seller Party to an Obligor during each such Fiscal Month, and

(b)           at any time during the Fiscal Months of November through March, the sum of the aggregate Rebates during each of the two Fiscal Months occurring over the immediately preceding twelve Fiscal Months in which with the largest aggregate Rebates were provided (or in accordance with Disclosed Methods should have been provided) by a Seller Party to an Obligor.

“Rebates” means any and all rebates, deductions and similar allowances and credits (other than Cash Discounts) that were provided (or in accordance with Disclosed Methods should have been provided) to an Obligor by any Seller Party, in the form of credit, cash back or otherwise, in connection with one or more rebate or other incentive programs of the Originators.

“Receivable” means all indebtedness and other obligations owed to Seller or Originator (at the time it arises, and before giving effect to any transfer or conveyance under the Receivables Sale Agreement or hereunder) or in which Seller or any Originator has a security interest or other interest, including, without limitation, any indebtedness, obligation or interest constituting an account, chattel paper, instrument or general intangible, arising in connection with the sale of goods or the rendering of services by any Originator, and further includes, without limitation, the obligation to pay any Finance Charges with respect thereto.  Indebtedness and other rights and obligations arising from any one transaction, including, without limitation, indebtedness and other rights and obligations represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction; provided further, that any indebtedness, rights or obligations referred to in the immediately preceding sentence shall be a Receivable regardless of whether the account debtor or Seller treats such indebtedness, rights or obligations as a separate payment obligation.

“Receivables Sale Agreement” means that certain Receivables Sale Agreement, dated as of August 2, 2004, among Genlyte, each of the other Originators from time to time party thereto and Seller, as the same may be amended, restated or otherwise modified from time to time.

“Records” means, with respect to any Receivable, all Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor and the related Obligor.

“Redeemable Stock” shall mean with respect to any Person any capital stock or similar equity interests of such Person that (i) is by its terms subject to mandatory redemption, in whole or in part, pursuant to a sinking fund, scheduled redemption or similar provisions, at any time prior to the Bank Maturity Date; or (ii) otherwise is required to be repurchased or retired on a scheduled date or dates, upon the occurrence of any event or circumstance, or at the option of the holder or holders thereof, or otherwise, at any time prior to the Bank Maturity Date, other than any such redemption, repurchase or retirement occasioned by a “change of control” or similar event.

“Reduction Notice” has the meaning set forth in Section 1.3.

“Regulatory Change” has the meaning set forth in Section 10.2(a).

“Reinvestment” has the meaning set forth in Section 2.2.

“Related Security” means, with respect to any Receivable:

(i) all of Seller’s or any applicable Originator’s interest in the inventory and goods (including returned or repossessed inventory or goods), if any, the sale, financing or lease of which by such Originator gave rise to such Receivable, and all insurance contracts with respect thereto,

(ii) all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,

(iii) all guaranties, letters of credit, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise,

(iv) all service contracts and other contracts and agreements associated with such Receivable,

(v) all Records related to such Receivable,

(vi) all of Seller’s right, title and interest in, to and under the Receivables Sale Agreement in respect of such Receivable and any applicable Lock-Box, Collection Account and/or any other account into which Collections on Receivables are or may be deposited and all of Seller’s right, title and interest in, to and under the Performance Undertaking, and

(vii) all proceeds of any of the foregoing.

“Required Financial Institutions” means, at any time, Financial Institutions with Commitments in excess of 66-2/3% of the Purchase Limit.

“Required Notice Period” means two Business Days.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock of Seller now or hereafter outstanding, except a dividend payable solely in shares of that class of stock or in any junior class of stock of Seller, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of Seller now or hereafter outstanding, (iii) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to the Subordinated Loans (as defined in the Receivables Sale Agreement), (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of capital stock of Seller now or hereafter outstanding, and (v) any payment of management fees by Seller (except for reasonable management fees to the Originator or its Affiliates in reimbursement of actual management services performed).

“Sales Representative” means any Person who (i) sells, markets, advertises or otherwise arranges for the sale of goods or services by any Originator in return for a commission, fee or other similar form of payment, or (ii) is identified (or in accordance with Disclosed Methods should be identified) in the books and records of any Seller Party as being a sales representative.

“Scheduled Commitment Termination Date” means August 1, 2005, as such date may be extended from time to time pursuant to Section 2.8.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Parties” means the Seller, the Servicer, the Provider and each Originator.

“Servicer” means at any time the Person (which may be the Agent) then authorized pursuant to Article VIII to service, administer and collect Receivables.

“Servicing Fee” has the meaning set forth in Section 8.6.

“Settlement Date” means (A) each Period End Date, in respect of each Purchaser Interest of Jupiter not funded by it under a Funding Agreement, and (B) the last day of the relevant Tranche Period, in respect of each Purchaser Interest of the Financial Institutions (or a Purchaser Interest of Jupiter to the extent all or any portion thereof is funded by it under a Funding Agreement).

“Settlement Period” means (A) in respect of each Purchaser Interest of Jupiter (other than in the case of any such Purchaser Interest or portion thereof funded by Jupiter under a Funding Agreement), the immediately preceding Calculation Period, and (B) in respect of each Purchaser Interest of the Financial Institutions (or a Purchaser Interest of Jupiter to the extent all or any portion thereof is funded by it under a Funding Agreement), the entire Tranche Period of such Purchaser Interest.

“Specified Hedge Agreement” has the meaning set forth in the Bank Credit Agreement.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, limited liability company, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.  Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of Seller.

“Synthetic Lease” means any lease (i) which is accounted for by the lessee as an Operating Lease, and (ii) under which the lessee is intended to be the “owner” of the leased property for Federal income tax purposes.

“Terminating Financial Institution” has the meaning set forth in Section 2.8.

“Terminating Tranche” has the meaning set forth in Section 4.3(b).

“Termination Date” has the meaning set forth in Section 2.2.

“Termination Percentage” has the meaning set forth in Section 2.2.

“Testing Period” means for any determination, a single period consisting of the four consecutive fiscal quarters of Provider then last ended (whether or not such quarters are all within the same fiscal year), except that if a particular provision of this Agreement indicates that a Testing Period shall be of a different specified duration, such Testing Period shall consist of the particular fiscal quarter or quarters of Provider then last ended which are so indicated in such provision.

“Thomas Interests” means all of the direct and indirect equity interests of Thomas Industries Inc. and certain of its Subsidiaries in Genlyte and GTG Intangible.

“Tranche Period” means, with respect to any Purchaser Interest held by a Financial Institution:

(a)           if Yield for such Purchaser Interest is calculated on the basis of the LIBO Rate, a period of one, two, three or six calendar months, or such other period as may be mutually agreeable to the Agent and Seller, commencing on a Business Day selected by Seller or the Agent pursuant to this Agreement.  Such Tranche Period shall end on the day in the applicable succeeding calendar month which corresponds numerically to the beginning day of such Tranche Period, provided, however, that if there is no such numerically corresponding day in such succeeding calendar month, such Tranche Period shall end on the last Business Day of such succeeding calendar month; or

(b)           if Yield for such Purchaser Interest is calculated on the basis of the Prime Rate, a period commencing on a Business Day selected by Seller and agreed to by the Agent; provided no such period shall exceed one month.

If any Tranche Period would end on a day which is not a Business Day, such Tranche Period shall end on the next succeeding Business Day, provided, however, that in the case of Tranche Periods corresponding to the LIBO Rate, if such next succeeding Business Day falls in a new month, such Tranche Period shall end on the immediately preceding Business Day.  In the case of any Tranche Period for any Purchaser Interest which commences before the Amortization Date and would otherwise end on a date occurring after the Amortization Date, such Tranche Period shall end on the Amortization Date.  The duration of each Tranche Period which commences after the Amortization Date shall be of such duration as selected by the Agent.

“Transaction Documents” means, collectively, this Agreement, each Purchase Notice, the Receivables Sale Agreement, each Collection Account Agreement, the Performance Undertaking, the Fee Letter, the Subordinated Note (as defined in the Receivables Sale Agreement) and all other instruments, documents and agreements executed and delivered in connection herewith.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“USD-LIBOR-BBA” means, for any Calculation Period, the rate for deposits in U.S. Dollars for a period having a maturity equal to such Calculation Period which appears on the Telerate Page 3750 as of 11:00 a.m., London time, on the day that is two London Banking Days preceding the first day of such Calculation Period. If such rate does not appear on the Telerate Page 3750, the rate for that Calculation Period will be determined as if USD-LIBOR-BBA equals the LIBO Rate.

“U.S. Dollar” means the lawful currency of the United States of America.

“Yield” means for each respective Tranche Period relating to Purchaser Interests of the Financial Institutions (or Jupiter in the case of all or any portion of a Purchaser Interest funded by it under a Funding Agreement), an amount equal to the product of the applicable Discount Rate for each Purchaser Interest multiplied by the Capital of such Purchaser Interest for each day elapsed during such Tranche Period, annualized on a 360 day basis.

“Yield and Servicer Fee Reserve” means, on any date, an amount equal to 1.5% multiplied by the Outstanding Balance of all Eligible Receivables as of the close of business of the Servicer on such date.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP.  All terms used in Article 9 of the UCC in the State of Illinois, and not specifically defined herein, are used herein as defined in such Article 9.

EXHIBIT II

FORM OF PURCHASE NOTICE

[Date]

Bank One, NA (Main Office Chicago), as Agent
1 Bank One Plaza, 21st Floor
Asset-Backed Finance
Chicago, Illinois 60670-0596

Attention:              Jupiter Funding Manager

Re:  PURCHASE NOTICE

Ladies and Gentlemen:

Reference is hereby made to the Receivables Purchase Agreement, dated as of August 2, 2004, by and among Genlyte Receivables Corporation, (the “Seller”), Genlyte Thomas Group LLC, as Servicer, the Financial Institutions party thereto, Jupiter Securitization Corporation (“Jupiter”), and Bank One, NA (Main Office Chicago), as Agent (the “Receivables Purchase Agreement”).  Capitalized terms used herein shall have the meanings assigned to such terms in the Receivables Purchase Agreement.

The Agent is hereby notified of the following Incremental Purchase:

Purchase Price:	$
Date of Purchase:
Requested Discount Rate:	[LIBO Rate] [Prime Rate] [USD-LIBOR-BBA rate]

Please credit the Purchase Price in immediately available funds to our Facility Account [and then wire-transfer the Purchase Price in immediately available funds on the above-specified date of purchase to:

[Account Name]
[Account No.]
[Bank Name & Address]
[ABA #]
Reference:
Telephone advice to: [Name] @ tel. No. ( )

Please advise [Name] at telephone no ( )                  if Jupiter will not be making this purchase.

II-1

In connection with the Incremental Purchase to be made on the above listed “Date of Purchase” (the “Purchase Date”), the Seller hereby certifies that the following statements are true on the date hereof, and will be true on the Purchase Date (before and after giving effect to the proposed Incremental Purchase):

(i)            the representations and warranties of the Seller set forth in Section 5.1 of the Receivables Purchase Agreement are true and correct on and as of the Purchase Date as though made on and as of such date;

(ii)           no event has occurred and is continuing, or would result from the proposed Incremental Purchase, that will constitute an Amortization Event or a Potential Amortization Event;

(iii)          the Facility Termination Date has not occurred, the Aggregate Capital does not exceed the Purchase Limit and the aggregate Purchaser Interests do not exceed 100%; and

(iv)          the amount of Aggregate Capital is $          after giving effect to the Incremental Purchase to be made on the Purchase Date.

Very truly yours,

GENLYTE RECEIVABLES CORPORATION

By:
Name:
Title:

II-2

EXHIBIT III
UCC LOCATION OF SELLER

PLACES OF BUSINESS OF THE SELLER PARTIES;
LOCATIONS OF RECORDS;
FEDERAL EMPLOYER IDENTIFICATION NUMBER(S)

III-1

EXHIBIT IV

NAMES OF COLLECTION BANKS; COLLECTION ACCOUNTS

Lock-Box	Related Collection Account

IV-1

EXHIBIT V

FORM OF COMPLIANCE CERTIFICATE

To:          Bank One, NA (Main Office Chicago), as Agent

This Compliance Certificate is furnished pursuant to that certain Receivables Purchase Agreement dated as of August 2, 2004 among GENLYTE RECEIVABLES CORPORATION (the “Seller”), GENLYTE THOMAS GROUP LLC (the “Servicer”), the Purchasers party thereto and Bank One, NA (Main Office Chicago), as agent for such Purchasers (the “Agreement”).

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.  I am the duly elected                       of Seller.

2.  I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Seller and its Subsidiaries during the accounting period covered by the attached financial statements.

3.  The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Amortization Event or Potential Amortization Event, as each such term is defined under the Agreement, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth in paragraph 5 below.

4.  Schedule I attached hereto sets forth financial data and computations evidencing the compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

5.  Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Seller has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this         day of    ,            .

V-1

SCHEDULE I TO COMPLIANCE CERTIFICATE

A.            Schedule of Compliance as of           ,      with Section     of the Agreement.  Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

This schedule relates to the Fiscal Months ended:

V-2

EXHIBIT VI

FORM OF COLLECTION ACCOUNT AGREEMENT

[On letterhead of Originator]

          ,

[Lock-Box Bank/Concentration Bank/Depositary Bank]

Re:          Genlyte Thomas Group LLC

Ladies and Gentlemen:

Reference is hereby made to P.O. Box #  in [city, state, zip code] (the “Lock-Box”) of which you have exclusive control for the purpose of receiving mail and processing payments therefrom pursuant to that certain [name of lock-box agreement) between you and the undersigned (the “Company”) dated                 (the “Agreement”).  You hereby confirm your agreement to perform the services described therein.  Among the services you have agreed to perform therein, is to endorse all checks and other evidences of payment, and credit such payments to the Company’s checking account no.  maintained with you in the name of the Company (the “Lock-Box Account”).

The Company hereby informs you that pursuant to that certain Receivables Sale Agreement, dated as of August 2, 2004 between the Company and Genlyte Receivables Corporation (the “Seller”), the Company has transferred all of its right, title and interest in and to, and exclusive ownership and control of, the Lock-Box and the Lock-Box Account to Seller.  The Company and Seller hereby request that the name of the Lock-Box Account be changed to “Genlyte Receivables Corporation, Lock-Box Account.”

The Company and Seller hereby irrevocably instruct you, and you hereby agree, that upon receiving notice from Bank One, NA (Main Office Chicago) (“Bank One”) in the form attached hereto as Annex A: (i) the name of the Lock-Box Account will be changed to Bank One for itself and as agent (or any designee of Bank One) and Bank One will have exclusive ownership of and access to the Lock-Box and the Lock-Box Account, and neither the Company, Seller, nor any of their respective affiliates will have any control of the Lock-Box or the Lock-Box Account or any access thereto, (ii) you will either continue to send the funds from the Lock-Box to the Lock-Box Account, or will redirect the funds as Bank One may otherwise request, (iii) you will transfer monies on deposit in the Lock-Box Account, at any time, as directed by Bank One, (iv) all services to be performed by you under the Agreement will be performed on behalf of Bank One, and (v) all correspondence or other mail which you have agreed to send to the Company or Seller will be sent to Bank One at the following address:

Bank One, NA (Main Office Chicago)
Suite       , 21st Floor
1 Bank One Plaza
Chicago, Illinois 60670
Attention:  Credit Manager, Asset Backed
Securities Division

Moreover, upon such notice, Bank One for itself and as agent will have all rights and remedies given to the Company (and Seller, as the Company’s assignee) under the Agreement.  Seller agrees, however, to continue to pay all fees and other assessments due thereunder at any time.

You hereby acknowledge that monies deposited in the Lock-Box Account or any other account established with you by Bank One for the purpose of receiving funds from the Lock-Box are subject to the liens of Bank One for itself and as agent, and will not be subject to deduction, set-off, banker’s lien or any other right you or any other party may have against the Company or Seller except that you may debit the Lock-Box Account for any items deposited therein that are returned or otherwise not collected and for all charges, fees, commissions and expenses incurred by you in providing services hereunder, all in accordance with your customary practices for the charge back of returned items and expenses.

THIS LETTER AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER WILL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.  This letter agreement may be executed in any number of counterparts and all of such counterparts taken together will be deemed to constitute one and the same instrument.

This letter agreement contains the entire agreement between the parties, and may not be altered, modified, terminated or amended in any respect, nor may any right, power or privilege of any party hereunder be waived or released or discharged, except upon execution by all parties hereto of a written instrument so providing.  In the event that any provision in this letter agreement is in conflict with, or inconsistent with, any provision of the Agreement, this letter agreement will exclusively govern and control.  Each party agrees to take all actions reasonably requested by any other party to carry out the purposes of this letter agreement or to preserve and protect the rights of each party hereunder.

Please indicate your agreement to the terms of this letter agreement by signing in the space provided below.  This letter agreement will become effective immediately upon execution of a counterpart of this letter agreement by all parties hereto.

Very truly yours,

GENLYTE THOMAS GROUP LLC

By:
Name:
Title:

GENLYTE RECEIVABLES CORPORATION

By:
Name:
Title:

Acknowledged and agreed to this day of

[COLLECTION BANK]

By:
Name:
Title:

BANK ONE, NA (MAIN OFFICE CHICAGO), as Agent

By:
Name:
Title:

ANNEX A

FORM OF NOTICE

[On letterhead of Bank One]

               ,

[Collection Bank/Depositary Bank/Concentration Bank]

Re:          Genlyte Thomas Group LLC

Ladies and Gentlemen:

We hereby notify you that we are exercising our rights pursuant to that certain letter agreement among Genlyte Thomas Group LLC, Genlyte Receivables Corporation, you and us, to have the name of, and to have exclusive ownership and control of, account number            (the “Lock-Box Account”) maintained with you, transferred to us.  [Lock-Box Account will henceforth be a zero-balance account, and funds deposited in the Lock-Box Account should be sent at the end of each day to               .]  You have further agreed to perform all other services you are performing under that certain agreement dated between you and Genlyte Thomas Group LLC on our behalf.

We appreciate your cooperation in this matter.

Very truly yours,

BANK ONE, NA (MAIN OFFICE CHICAGO)
(for itself and as agent)

By:
Title:

EXHIBIT VII

FORM OF ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT (this “Assignment Agreement”) is entered into as of the     day of             ,     , by and between                       (“Assignor”) and                    (“Assignee”).

PRELIMINARY STATEMENTS

A.            This Assignment Agreement is being executed and delivered in accordance with Section 12.1(b) of that certain Receivables Purchase Agreement dated as of August 2, 2004 by and among Genlyte Receivables Corporation, as Seller, Genlyte Thomas Group LLC, as Servicer, Jupiter Securitization Corporation, Bank One, NA (Main Office Chicago), as Agent, and the Financial Institutions party thereto (as amended, modified or restated from time to time, the “Purchase Agreement”).  Capitalized terms used and not otherwise defined herein are used with the meanings set forth or incorporated by reference in the Purchase Agreement.

B.            Assignor is a Financial Institution party to the Purchase Agreement, and Assignee wishes to become a Financial Institution thereunder; and

C.            Assignor is selling and assigning to Assignee an undivided             % (the “Transferred Percentage”) interest in all of Assignor’s rights and obligations under the Purchase Agreement and the Transaction Documents, including, without limitation, Assignor’s Commitment and (if applicable) the Capital of Assignor’s Purchaser Interests as set forth herein.

AGREEMENT

The parties hereto hereby agree as follows:

1.             The sale, transfer and assignment effected by this Assignment Agreement shall become effective (the “Effective Date”) two (2) Business Days (or such other date selected by the Agent in its sole discretion) following the date on which a notice substantially in the form of Schedule II to this Assignment Agreement (“Effective Notice”) is delivered by the Agent to Jupiter, Assignor and Assignee.  From and after the Effective Date, Assignee shall be a Financial Institution party to the Purchase Agreement for all purposes thereof as if Assignee were an original party thereto and Assignee agrees to be bound by all of the terms and provisions contained therein.

2.             If Assignor has no outstanding Capital under the Purchase Agreement, on the Effective Date, Assignor shall be deemed to have hereby transferred and assigned to Assignee, without recourse, representation or warranty (except as provided in paragraph 6 below), and the Assignee shall be deemed to have hereby irrevocably taken, received and assumed from Assignor, the Transferred Percentage of Assignor’s Commitment and all rights and obligations associated therewith under the terms of the Purchase Agreement, including,

VII-1

without limitation, the Transferred Percentage of Assignor’s future funding obligations under Section 4.1 of the Purchase Agreement.

3.             If Assignor has any outstanding Capital under the Purchase Agreement, at or before 12:00 noon, local time of Assignor, on the Effective Date Assignee shall pay to Assignor, in immediately available funds, an amount equal to the sum of (i) the Transferred Percentage of the outstanding Capital of Assignor’s Purchaser Interests (such amount, being hereinafter referred to as the “Assignee’s Capital”); (ii) all accrued but unpaid (whether or not then due) Yield attributable to Assignee’s Capital; and (iii) accruing but unpaid fees and other costs and expenses payable in respect of Assignee’s Capital for the period commencing upon each date such unpaid amounts commence accruing, to and including the Effective Date (the “Assignee’s Acquisition Cost”); whereupon, Assignor shall be deemed to have sold, transferred and assigned to Assignee, without recourse, representation or warranty (except as provided in paragraph 6 below), and Assignee shall be deemed to have hereby irrevocably taken, received and assumed from Assignor, the Transferred Percentage of Assignor’s Commitment and the Capital of Assignor’s Purchaser Interests (if applicable) and all related rights and obligations under the Purchase Agreement and the Transaction Documents, including, without limitation, the Transferred Percentage of Assignor’s future funding obligations under Section 4.1 of the Purchase Agreement.

4.             Concurrently with the execution and delivery hereof, Assignor will provide to Assignee copies of all documents requested by Assignee which were delivered to Assignor pursuant to the Purchase Agreement.

5.             Each of the parties to this Assignment Agreement agrees that at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Assignment Agreement.

6.             By executing and delivering this Assignment Agreement, Assignor and Assignee confirm to and agree with each other, the Agent and the Financial Institutions as follows:  (a) other than the representation and warranty that it has not created any Adverse Claim upon any interest being transferred hereunder, Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made by any other Person in or in connection with the Purchase Agreement or the Transaction Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of Assignee, the Purchase Agreement or any other instrument or document furnished pursuant thereto or the perfection, priority, condition, value or sufficiency of any collateral; (b) Assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Seller, any Obligor, any Seller Affiliate or the performance or observance by the Seller, any Obligor, any Seller Affiliate of any of their respective obligations under the Transaction Documents or any other instrument or document furnished pursuant thereto or in connection therewith; (c) Assignee confirms that it has received a copy of the Purchase Agreement and copies of such other Transaction Documents, and other documents and information as it has requested and deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (d) Assignee will, independently and without reliance upon the Agent, Jupiter, the Seller or any other Financial Institution or Purchaser and based on such documents

VII-2

and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Purchase Agreement and the Transaction Documents; (e) Assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Transaction Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (f) Assignee agrees that it will perform in accordance with their terms all of the obligations which, by the terms of the Purchase Agreement and the other Transaction Documents, are required to be performed by it as a Financial Institution or, when applicable, as a Purchaser.

7.             Each party hereto represents and warrants to and agrees with the Agent that it is aware of and will comply with the provisions of the Purchase Agreement, including, without limitation, Sections 4.1 and 13.6 thereof.

8.             Schedule I hereto sets forth the revised Commitment of Assignor and the Commitment of Assignee, as well as administrative information with respect to Assignee.

9.             THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS.

10.  Assignee hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all senior indebtedness for borrowed money of Jupiter, it will not institute against, or join any other Person in instituting against, Jupiter any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be executed by their respective duly authorized officers of the date hereof.

[ASSIGNOR]

By:
Title:

[ASSIGNEE]

By:
Title:

VII-3

SCHEDULE I TO ASSIGNMENT AGREEMENT

LIST OF LENDING OFFICES, ADDRESSES
FOR NOTICES AND COMMITMENT AMOUNTS

Date:                ,

Transferred Percentage:           %

	A-1	A-2	B-1	B-2
Assignor	Commitment (prior to giving effect to the Assignment Agreement)	Commitment (after giving effect to the Assignment Agreement)	OutstandingCapital (if any)	Ratable Share of Outstanding Capital

		A-2	B-1	B-2
Assignee		Commitment (after giving effect to the Assignment Agreement)	Outstanding Capital (if any)	Ratable Share of Outstanding Capital

Address for Notices

Attention:
Phone:
Fax:

VII-4

SCHEDULE II TO ASSIGNMENT AGREEMENT

EFFECTIVE NOTICE

TO:                                     , Assignor

TO:                                     , Assignee

The undersigned, as Agent under the Receivables Purchase Agreement dated as of August 2, 2004 by and among Genlyte Receivables Corporation, as Seller, Genlyte Thomas Group LLC, as Servicer, Jupiter Securitization Corporation, Bank One, NA (Main Office Chicago), as Agent, and the Financial Institutions party thereto, hereby acknowledges receipt of executed counterparts of a completed Assignment Agreement dated as of                  ,      between                   , as Assignor, and                   , as Assignee.  Terms defined in such Assignment Agreement are used herein as therein defined.

1.             Pursuant to such Assignment Agreement, you are advised that the Effective Date will be               ,     .

2.             Jupiter hereby consents to the Assignment Agreement as required by Section 12.1(b) of the Receivables Purchase Agreement.

VII-5

[3.            Pursuant to such Assignment Agreement, the Assignee is required to pay $             to Assignor at or before 12:00 noon (local time of Assignor) on the Effective Date in immediately available funds.]

Very truly yours,

BANK ONE, NA (MAIN OFFICE CHICAGO),
individually and as Agent

By:

Title:

JUPITER SECURITIZATION CORPORATION

By:
Authorized Signatory

VII-6

EXHIBIT VIII

CREDIT AND COLLECTION POLICY

See Exhibit V to Receivables Sale Agreement

VIII-1

EXHIBIT IX

FORM OF INVOICE

See Attached

IX-1

EXHIBIT X

FORM OF MONTHLY REPORT

X-1

SCHEDULE A

COMMITMENTS OF FINANCIAL INSTITUTIONS

Financial Institution	Commitment
Bank One, NA (Main Office Chicago)	$100,000,000

A-1

SCHEDULE B

DOCUMENTS TO BE DELIVERED TO THE AGENT
ON OR PRIOR TO THE INITIAL PURCHASE

PART I: Documents to be Delivered in Connection with the Receivables Sale Agreement

1.             Executed copies of the Receivables Sale Agreement, duly executed by the parties thereto.

2.             Copy of the Resolutions of the Board of Directors of each Originator certified by its Secretary, authorizing such Originator’s execution, delivery and performance of the Receivables Sale Agreement and the other documents to be delivered by it thereunder.

3.             Organizational Documents of each Originator certified by the Secretary of State of the jurisdiction of incorporation of such Originator on or within thirty (30) days prior to the initial Purchase (as defined in the Receivables Sale Agreement).

4.             Good Standing Certificate for each Originator issued by the Secretaries of State of its state of incorporation and each jurisdiction where it has material operations, each of which is listed below:

1.  Genlyte: Delaware, Kentucky, California, Connecticut, Massachusetts , New Jersey, Illinois, Texas, Pennsylvania, North Carolina, Mississippi, Tennessee and Georgia.

2.  Shakespeare Composite Structures, LLC: Delaware, South Carolina and Florida.

3. New Oxford Aluminum LLC: Delaware and Pennsylvania.

5.             A certificate of the Secretary of each Originator certifying: (i) the names and signatures of the officers authorized on its behalf to execute the Receivables Sale Agreement and any other documents to be delivered by it thereunder and (ii) a copy of such Originator’s organizational documents.

6.             Pre-filing (a) UCC lien searches against each Originator at the Secretary of Sate in (i) the state of such Originator’s formation, (ii) the state of its headquarters and/or principal place of business and (iii) the state in which such Originator has manufacturing and/or warehouse facilities and (b) local judgment, state and federal tax and ERISA liens searches against such Originator in the state of such Originator’s headquarters and/or principal place of business.

7.             Time stamped receipt copies of proper financing statements, duly filed under the UCC on or before the date of the initial Purchase (as defined in the Receivables Sale Agreement) in all jurisdictions as may be necessary or, in the opinion of Agent, desirable, under the UCC of all appropriate jurisdictions or any comparable law in order to perfect the ownership interests contemplated by the Receivables Sale Agreement.

8.             Time stamped receipt copies of proper UCC termination statements, if any, necessary to release all security interests and other rights of any Person in the Receivables, Contracts or Related Security previously granted by any Originator.

9.             Executed Collection Account Agreements for each Lock-Box and Collection Account.

10.           A favorable opinion of legal counsel for each Originator reasonably acceptable to the Agent which addresses the following matters and such other matters as the Agent may reasonably request:

•              Originator is a corporation duly organized, validly existing, and in good standing under the laws of its state of organization.

•              Originator has all requisite authority to conduct its business in each jurisdiction where failure to be so qualified would have a material adverse effect on such Originator’s business.

•              The execution and delivery by such Originator of the Receivables Sale Agreement and each other Transaction Document to which it is a party and its performance of its obligations thereunder have been duly authorized by all necessary corporate action and proceedings on the part of such Originator and will not:

(a)           require any action by or in respect of, or filing with, any governmental body, agency or official (other than the filing of UCC financing statements);

(b)           contravene, or constitute a default under, any provision of applicable law or regulation or of its articles or certificate of     incorporation or bylaws or of any agreement, judgment, injunction, order, decree or other instrument binding upon such Originator; or

(c)           result in the creation or imposition of any Adverse Claim on assets of such Originator or any of its Subsidiaries (except as contemplated by the Receivables Sale Agreement).

•              The Receivables Sale Agreement and each other Transaction Document to which it is a party has been duly executed and delivered by such Originator and constitutes the legal, valid, and binding obligation of such Originator enforceable in accordance with its terms, except to the extent the enforcement thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and subject also to the availability of equitable remedies if equitable remedies are sought.

•              The provisions of the Receivables Sale Agreement are effective to create a valid security interest in favor of Seller in all Receivables and upon the filing of financing statements, Seller shall acquire a first priority, perfected security interest in such Receivables.

•              To the best of the opinion giver’s knowledge, there is no action, suit or other proceeding against such Originator or any Affiliate of such Originator, which would materially adversely affect the business or financial condition of such Originator and its Affiliates taken as a whole or which would materially adversely affect the ability of such Originator to perform its obligations under the Receivables Sale Agreement.

11.           A “true sale” opinion and “substantive consolidation” opinion of counsel for the Originators with respect to the transactions contemplated by the Receivables Sale Agreement.

12.           A Compliance Certificate.

13.           Executed copies of (i) all consents from and authorizations by any Persons and (ii) all waivers and amendments to existing credit facilities, that are necessary in connection with the Receivables Sale Agreement.

14.           Executed copies of the Subscription Agreement (as defined in the Receivables Sale Agreement).

15.           Executed copies of the Subordinated Note (as defined in the Receivables Sale Agreement) by Seller in favor of each Originator.

16.           A direction letter executed by each Originator authorizing Seller (and its assignees) and directing warehousemen to allow Seller (and its assignees) to inspect and make copies from such Originator’s books and records maintained at off-site data processing or storage facilities.

PART II:  Documents to Be Delivered in Connection with the Agreement

17.           Executed copies of the Agreement, duly executed by the parties thereto.

18.           Copy of the Resolutions of the Board of Directors of each Seller Party and Provider certified by its Secretary authorizing such Person’s execution, delivery and performance of this Agreement and the other documents to be delivered by it hereunder.

19.           Organizational Documents of each Seller Party certified by the Secretary of State of its jurisdiction of organization on or within thirty (30) days prior to the initial Incremental Purchase.

20.           Good Standing Certificate for each Seller Party issued by the Secretaries of State of its state of organization and each jurisdiction where it has material operations, each of which is listed below:

1.             Seller:  Delaware

2.             Servicer:  Delaware, Kentucky, California, Connecticut, Massachusetts , New Jersey, Illinois, Texas, Pennsylvania, North Carolina, Mississippi, Tennessee and Georgia.

3.             Provider:  Delaware.

21.           A certificate of the Secretary of each Seller Party certifying (i) the names and signatures of the officers authorized on its behalf to execute this Agreement and any other documents to be delivered by it hereunder and (ii) a copy of such Person’s organizational documents.

22.           Pre-filing state and federal tax lien, ERISA lien, judgment lien and UCC lien searches against the Seller in the State of Delaware.

23.           Time stamped receipt copies of proper financing statements, duly filed under the UCC on or before the date of the initial Incremental Purchase in all jurisdictions as may be necessary or, in the opinion of the Agent, desirable, under the UCC of all appropriate jurisdictions or any comparable law in order to perfect the ownership interests contemplated by this Agreement.

24.           Time stamped receipt copies of proper UCC termination statements, if any, necessary to release all security interests and other rights of any Person in the Receivables, Contracts or Related Security previously granted by Seller.

25.           Executed copies of Collection Account Agreements for each Lock-Box and Collection Account.

26.           A favorable opinion of legal counsel for the Seller Parties reasonably acceptable to the Agent which addresses the following matters and such other matters as the Agent may reasonably request:

•              Each Seller Party is duly organized, validly existing, and in good standing under the laws of its state of organization.

•              Each Seller Party has all requisite authority to conduct its business in each jurisdiction where failure to be so qualified would have a material adverse effect on such Person’s business.

•              The execution and delivery by each Seller Party of this Agreement and each other Transaction Document to which it is a party and its performance of its obligations thereunder have been duly authorized by all necessary corporate action and proceedings on the part of such Person and will not:

(a)           require any action by or in respect of, or filing with, any governmental body, agency or official (other than the filing of UCC financing statements);

(b)           contravene, or constitute a default under, any provision of applicable law or regulation or of its articles or certificate of incorporation or bylaws or of any agreement, judgment, injunction, order, decree or other instrument binding upon such Person; or

(c)           result in the creation or imposition of any Adverse Claim on assets of such Person or any of its Subsidiaries (except as contemplated by this Agreement).

•              This Agreement and each other Transaction Document to which such Person is a party has been duly executed and delivered by such Person and constitutes the legal, valid, and binding obligation of such Person, enforceable in accordance with its terms, except to the extent the enforcement thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and subject also to the availability of equitable remedies if equitable remedies are sought.

•              The provisions of the Agreement are effective to create a valid security interest in favor of the Agent for the benefit of the Purchasers in all Receivables and Related Security, and upon the filing of financing statements, the Agent for the benefit of the Purchasers shall acquire a first priority, perfected security interest in such Receivables and Related Security.

•              To the best of the opinion giver’s knowledge, there is no action, suit or other proceeding against any Seller Party or any of their respective Affiliates, which would materially adversely affect the business or financial condition of such Person and its Affiliates taken as a whole or which would materially adversely affect the ability of such Person to perform its obligations under any Transaction Document to which it is a party.

27.           A Compliance Certificate.

28.           The Fee Letter.

29.           A Monthly Report as at June 30, 2004.

30.           Executed copies of (i) all consents from and authorizations by any Persons and (ii) all waivers and amendments to existing credit facilities, that are necessary in connection with this Agreement.

31.           A direction letter executed by Seller and the Servicer authorizing the Agent and Jupiter, and directing warehousemen to allow the Agent and Jupiter to inspect and make copies from Seller’s books and records maintained at off-site data processing or storage facilities.